AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 2, 2001

                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 PTN MEDIA, INC.
                  --------------------------------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                    DELAWARE
          ------------------------------------------------------------
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                      7371
             ------------------------------------------------------
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                   98-3833990
                       ----------------------------------
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                      455 EAST EISENHOWER PARKWAY, SUITE 15
                            ANN ARBOR, MICHIGAN 48108
                                 (734) 327-0579
                    -----------------------------------------
                   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL
               EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                                  PETER KLAMKA
                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 PTN MEDIA, INC.
                      455 EAST EISENHOWER PARKWAY, SUITE 15
                            ANN ARBOR, MICHIGAN 48108
                                 (734) 327-0579
             -------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                                HANK GRACIN, ESQ.
                               LEHMAN & EILEN LLP
                     50 CHARLES LINDBERGH BLVD. - SUITE 505
                            UNIONDALE, NEW YORK 11553
                            TELEPHONE: (516) 222-0888
                            FACSIMILE: (516) 222-0948

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

------------------------------------- ----------------- ----------------- ----------------- -------------

                                                        Proposed          Proposed
Title of Each Class                   Amount of         Maximum           Maximum           Amount of
of Security                           Shares to be      Offering Price    Aggregate         Registration
Being Registered                      Registered        Per Share(1)      Offering Price    Fee(2)
------------------------------------- ----------------- ----------------- ----------------- -------------
Common Stock, par value               1,574,200          $1.60             $2,518,720        $664.94
$.001 per share

Common Stock, par value $.001 per       173,999          $1.60             $  278,398        $ 73.50
share (3)
===================================== ================= ================= ================= =============

TOTAL                                 1,748,199          $1.60             $2,797,118        $738.44
===================================== ================= ================= ================= =============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low trading prices of the common stock of the Registrant on the NASDAQ Bulletin Board on July 31, 2001.

(2)  Fees are calculated by multiplying the aggregate offering price by .000278.

(3) Issuable upon exchange of shares of the Registrant's subsidiary, FragranceDirect.com, Inc.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED August 2, 2001

                                 PTN MEDIA, INC.

                        1,748,199 Shares of Common Stock

     The selling security holders named in this prospectus are offering up to 1,748,199 shares of our common stock. Our common stock is listed on the NASDAQ Bulletin Board under the symbol "PTNM". On July 31, 2001 the last reported sale of our common stock as reported on the NASDAQ Bulletin Board was $1.60 per share.

     The common stock may be sold by the selling stockholders directly or through underwriters, dealers or agents in market transactions or privately negotiated transactions.

     The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" commencing on page 6 before purchasing our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading "Risk Factors." In this prospectus, the terms "PTN Media", "we", "us" and "our" refer to PTN Media, Inc. and its subsidiaries.

                                 PTN Media, Inc.

                                   Our Company

     We are an interactive media content provider of branded content and commerce opportunities using a combination of new and traditional media. We currently produce three websites. They are: (i) "FashionWindow.com" (www.fashionwindow.com), which is designed to be the leading online destination for fashion, style and beauty content, commerce and community; (ii) ClaudiaSchiffer.com (www.claudiaschiffer.com), which is hosted by well-known model Claudia Schiffer and is intended to be a destination for those interested in fashion, style and beauty using Ms. Schiffer as a host and guide; and (iii) FragranceDirect.com (www.fragrancedirect.com) which is dedicated to selling branded fragrances, spa products, and to a limited extent cosmetics. We also produce a nationally syndicated radio program entitled "The Style Minute with Daisy Fuentes".

     In addition to our existing websites and radio syndication programs, we have entered into original equipment manufacturer partner agreements with Palm, Inc., the maker of handheld computing devices, to create, promote and sell hand-held products running the Palm operating system branded with the name, likeness and image of celebrities.

     We have entered into a three-year, exclusive, worldwide license agreement with Michael Jordan, the former National Basketball Association player, granting us the right to use Mr. Jordan's name, likeness, image and endorsement in connection with our Palm, Inc. products. In addition to the standard features of Palm products, the Michael Jordan edition includes branding, identification and software applications that appeal to the market segment associated with Mr. Jordan. We are currently selling the Michael Jordan handheld device through the NBA Stores, sportsline.com (www.sportsline.com) web site, Michael Jordan restaurants and car dealerships, department stores and traditional retail establishments.

     We have entered into a similar licensing agreement with supermodel Claudia Schiffer. We are selling Claudia Schiffer branded hand-held devices through ClaudiaSchiffer.com (www.claudiaschiffer.com) and, through March 2002, through Palm, Inc.'s standard distribution channels.

     We have also entered into a similar licensing agreement with pop music artist Christina Aguilera and are currently developing a Christina Aguilera branded hand-held device.

                              About PTN Media, Inc.

     We incorporated under the laws of the State of Delaware in January 1998, and are the surviving corporation of a merger with our predecessor Interactive Entertainment Studio, Inc., a Nevada corporation. Our principal executive offices are at 455 East Eisenhower Parkway, Suite 15, Ann Arbor, Michigan 48108, and our telephone number is (734) 327-0579. Our website is www.ptnmediainc.com. This prospectus does not incorporate by reference any information on our websites.

                                  The Offering

Common stock offered by selling stockholders ......  1,748,199 shares
Common stock to be offered by us...................  0 shares
Use of proceeds....................................  All of the shares offered by this prospectus are
                                                     being offered by the
                                                     selling stockholders. We
                                                     will not receive any
                                                     proceeds from these sales
                                                     of our stock.

OTC Bulletin Board symbol..........................  PTNM




                                                         SUMMARY FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Three Months Ended

                                                            For the Period
                                                            May 27, 1997
                                                           (Inception) to        Fiscal Year Ended
                                                            December 31, 2000    December 31, 2000   March 31, 2001   March 31, 2000
                                                            -----------------    ------------------  --------------   --------------

REVENUES ...............................................       $    23,801        $     5,613        $   177,509        $     2,841
EXPENSES
    Cost of Revenues ...................................         4,436,897          2,255,246            354,846             10,000
    Product Development ................................         2,195,315            752,293             21,843            157,300
    General and Administrative .........................         2,317,324          1,548,942            112,674            253,171
                                                               -----------        -----------        -----------        -----------
TOTAL EXPENSES .........................................         8,949,536          4,556,481            489,363            420,471
                                                               ===========        ===========        ===========        ===========

LOSS FROM OPERATIONS ...................................       ($8,925,735)       ($4,550,868)       ($  311,854)       ($  417,630)

OTHER INCOME (EXPENSES)
    Interest expense ...................................          (261,824)          (158,934)           (40,298)            (7,684)
    Interest income ....................................                39               --                 --                 --
LOSS BEFORE PROVISIONS
FOR INCOME TAXES .......................................        (9,187,520)        (4,709,802)       ($  352,152)       ($  425,314)
NET LOSS ...............................................       $(9,187,520)       $(4,709,802)       $  (352,152)       $  (425,314)

BASIC LOSS AND DILUTED LOSS PER COMMON
SHARE ..................................................       $     (2.57)       $     (1.06)       $     (0.08)       $     (0.10)
                                                               ===========        ===========        ===========        ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING ............................................         3,568,348          4,431,781          4,637,129          4,214,807

BALANCE SHEET DATA:

                                                                  As of              As of               As of
                                                            December 31, 2000    March 31, 2001     March 31, 2000
                                                            -----------------    --------------     --------------
CURRENT ASSETS
    Cash ...............................................       $   503,636        $    23,661        $   412,114
    Accounts Receivable ................................               -0-             47,536                -0-
    Inventory ..........................................              --                6,384                --
    Advances to officers                                              --               50,000                --
    Prepaid Expenses ...................................           112,015             22,000        $   573,437
                                                               -----------        -----------        -----------
TOTAL CURRENT ASSETS ...................................           615,651            149,581            985,551

FIXED ASSETS - NET .....................................            24,584             21,120             22,309
OTHER ASSETS ...........................................             2,226              2,226             27,226
                                                               -----------        -----------        -----------
TOTAL ASSETS ...........................................       $   642,461        $   172,927        $ 1,035,086
TOTAL CURRENT LIABILITIES ..............................         2,505,853          2,338,471            772,115
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
TOTAL SHAREHOLDERS' DEFICIT ............................        (1,863,392)        (2,165,544)          (262,971)
                                                               -----------        -----------        -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
(DEFICIT) ..............................................       $   642,461        $   172,927        $ 1,035,086
                                                               ===========        ===========        ===========

                                                                      5

                                  RISK FACTORS

     An investment in our securities is highly speculative and involves a high degree of risk. Therefore, in evaluating the Company and its business, prospective investors should carefully consider the risks set forth below which are only a few of the risks associated with an investment in our securities. Prospective investors should be in a position to risk the loss of their entire investment.

     This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Prospective investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results could differ materially from those projected in the forward looking statements as a result of the certain risk factors set forth below and elsewhere in this prospectus.

We have an accumulated deficit and anticipate further losses.

     We have incurred significant losses since we began doing business. There can be no assurance that our services and products will ever generate sufficient revenues or that our operations will ever be profitable. As of March 31, 2001, we had an accumulated deficit of $9,539,672. We expect to incur operating losses for the foreseeable future due to the significant expenses which we expect to incur in the continued development and marketing of FashionWindow.com, ClaudiaSchiffer.com, and FragranceDirect.com as well as expenses related to our agreement with Palm, Inc. These expenses include substantial advance royalty payments that we have agreed to make to several models and celebrities in connection with license agreements. Additionally, to the extent that we engage additional models and/or celebrities for our web sites, we will most likely be required to pay advance royalties to those persons.

     We have generated extremely limited revenues to date from our web sites and there can be no assurance that we will ever generate revenues from these web sites or from any other business we conduct. We also expect to significantly increase our operating expenses to expand our sales and marketing operations, to fund greater levels of product development, and to develop other forms of revenue generating business, including the continued development of a branded Palm computing device, direct response sales, licensing of our proprietary materials to others, and celebrity chat clubs.

We received an opinion from our accountants for the period ended December 31, 2000 which raised doubt about our ability to continue after such date as a going concern.

     Our consolidated financial statements for the year ended December 31, 2000, which are included in this Prospectus, indicate that there is substantial doubt as of December 31, 2000 about our ability to continue as a going concern due to our need to generate cash from operations and obtain additional financing.

We need to raise additional funds to fund our business operations.

     We need to raise additional funds because our cash flows have proven to be insufficient to fund operations. There can be no assurance that additional financing will be available to us on commercially reasonable terms, or at all. We may raise funds through equity or debt financings, depending on our opportunities. If we raise additional funds by issuing equity securities, this will further dilute the interests of our current stockholders. If we raise additional funds by issuing debt securities, we will be subject to the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. We have no current arrangements with respect to, or sources of, additional financing, and it is not anticipated that our existing stockholders will provide any portion of our future financing requirements.

We may not be able to compete successfully in the hand-held device and operating system software markets. This would have a material adverse effect on or business, results of operations and financial condition.

     As we attempt to expand into the hand-held device and operating system software markets, our future growth will depend on the commercial success of our Claudia Schiffer and Michael Jordan hand-held devices, as well as our proposed Christina Aguilera hand-held device. The markets for these products and services are highly competitive and we expect competition to increase in the future. Most of our competitors in this market have significantly greater financial, technical and marketing resources than we do. This will make it difficult for us to compete successfully in the hand-held device and operating system software markets.

We depend on license agreements with models to attract users to our web sites.

     We plan that a principal attraction of our web sites will be celebrity models who host our web sites. In the event we are unable to retain the services of a sufficient number of celebrities to host our web sites, or maintain the services of such celebrities for an extended period of time, it is highly unlikely that our web sites will attract the number of users required to obtain significant advertising and merchandisers.

     In addition, the success of our web sites will be highly dependent on the continued popularity of the celebrity models who host the sites. In the event that the popularity of any such celebrity model fades in the public eye, including for among other reasons, disclosure of allegedly illegal or immoral acts by such celebrity model, we will in all likelihood find it necessary to terminate our relationship with that celebrity model. This could adversely effect our business because a suitable replacement may not be available on a timely basis and on mutually agreeable terms and conditions.

In the event that we fail to attract advertising customers, lose customers after they have been retained, or we are forced to reduce advertising rates in order to retain or attract advertisers, our business, results of operations and financial condition could be materially and adversely affected.

     We have historically derived most of our revenues from the sale of advertisements on our web sites. Our ability to generate advertising revenues will depend upon, among other factors, the acceptance of our web sites as attractive and sustainable media, the development of a large audience of users of our web sites and the effective development of media properties that provide user demographic characteristics that will be attractive to advertisers. Existing advertising placement contracts are for relatively short terms, generally three months or less, and are terminable by advertisers at any time on very short notice. Consequently, our advertising clients will be able to eliminate or move their advertising to competing Internet sites or from the Internet to traditional media, quickly and at low cost.

     There is currently intense competition in the sale of advertising on the Internet. This competition has resulted in a wide range of advertising rates for a variety of advertising services, making it difficult to project future levels of Internet advertising revenues which may be realized by us or any of our competitors. Competition among current and future web sites, as well as competition from traditional media for advertising placements, could result in significant price competition and reductions in our projected advertising prices and revenues.

In the event that we are unable to generate significant revenues from any sources other than advertising placements, our business, results of operations and financial condition could be materially and adversely affected.

     Our ability to expand our business is also dependent upon our success in generating significant revenues from sources other than advertising placements on our web sites. We intend to enter into direct marketing arrangements with a variety of businesses in connection with the sale of their products and services on our web sites. There can be no assurance that we will be able to enter into such arrangements or create and maintain revenue from such arrangements.

If our web sites, including their content, are not accepted, or develop more slowly than expected, or the market becomes saturated with competitors, our business, results of operations and financial condition will be materially and adversely affected.

     Our success is dependent upon our ability to deliver original and compelling content in order to attract users. There can be no assurance that our current web site and/or future web sites, to the extent developed and launched, will contain content which will be attractive to a sufficient number of users to generate advertising revenues or that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of new and repeat users to our sites. If we are unable to do so, this will have a material adverse effect on our financial condition. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services, such as our web sites, are subject to a high level of uncertainty and risk. Because this market is new and evolving, it is difficult to predict future growth. There can be no assurance that we will be able to successfully develop a market for our web sites or that demand will emerge or become sustainable.

If we are unable to develop and maintain satisfactory relationships with other web sites or if our competitors are better able to maintain such relationships, our business, results of operations and financial condition could be materially and adversely affected.

     Our ability to advertise on other web sites and the willingness of the owners of such sites to direct users to our web sites through hypertext links is critical to our operations. Search engines, directories and other navigational tools managed by Internet service providers and web browser companies also significantly affect traffic to our web sites. We also depend on our relationships with third party vendors of Internet development tools and technologies in order to develop the content required to attract users to our web sites. Developing and maintaining satisfactory relationships with such persons could become more difficult and expensive as competition increases among content providers.

A security breach could result in loss of customers, damage to our reputation, damage to our web sites, costs of repair and detection and other expenses. This could have a material adverse effect on our business, results of operations and financial condition.

     Although we have engaged a third party, Genuity to host our web sites, the Internet infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems by our customers and other Internet users. These factors could lead to interruption, delays or cessation in service thereby causing harm to our business and financial condition. In addition, unauthorized use of the Internet could also jeopardize the security of confidential information stored in computer systems of our customers and other parties using the Internet, which could deter potential customers from accessing our web sites and give rise to liability to users whose security or privacy has been infringed.

If we are unable to compete successfully with potential competitors it will have a material adverse effect on our business, results of operations and financial condition.

     The market for Internet services and products is highly competitive and competition is expected to continue to increase significantly in the future. In addition, we expect the market for web-based advertising to be intensely competitive.

     There can be no assurance that we will ever be able to compete successfully with potential competitors or that the competitive pressures faced by us will not have a material adverse effect on our business, results of operations and financial condition. There are no significant barriers to developing web sites, and we expect competition to continue to grow. We compete with a significant number of web content providers, several of which offer competitive services and/or products, and address certain of our target markets, including, among others, Women's Wire, Elle Magazine and Ford Models, Inc. Many of these competitors have significantly greater financial, technical and marketing resources than us, and include companies that are larger and better capitalized than us. These competitors may also have expertise and established brand recognition in the Internet market. There can be no assurance that our competitors will not develop Internet services and products that are superior to those currently offered or contemplated by us or that they will not achieve greater market acceptance than our contemplated services and products. In addition, we compete with these competitors, online services and other web site operators, for the same sources of advertising and direct marketing revenue.

     Our web sites compete with (and any future developed web sites will compete with) other forms of media, such as television, radio and print media, many of which provide services and products that are similar to those which we currently provide and also intend to provide through our web sites. Although traditional media outlets do not offer many of the interactive features available through the Internet (such as online chat rooms and E-mail), there are numerous publications, as well as television and radio programs, which provide editorial content similar to that which we provide on our web site, as well as articles and features on fashion, beauty, health and celebrities. We also will compete with these traditional media outlets for advertising revenue and direct marketing revenue.

     Although we believe that there exists a large share of advertising dollars available to us and other web site operators, as well as several other commercial opportunities for the generation of revenues through our contemplated web sites, competition among current and future web sites, as well as competition with other forms of media for advertising placements, could result in significant price competition and reductions in advertising revenues.

The loss of our Chief Executive Officer's services would have a material adverse effect on us.

     Our success will be largely dependent on the efforts of Peter Klamka, our Chairman, President and Chief Executive Officer, and his ability to forge new relationships with celebrity models and to maintain such relationships, as well as to oversee the development and maintenance of our web sites and other services and products. Our success will also be highly dependent on Mr. Klamka's ability, as well as the ability of others employed by us, to obtain advertising placements consistent with the demographic characteristics of the users of our web sites. The loss of his services would have a material adverse effect on our business and prospects.

     We have not entered into an employment agreement with Mr. Klamka and Mr. Klamka has not entered into any agreement restricting his involvement in a business which competes with us. As a result, Mr. Klamka is an employee-at-will and has the right to leave us at any time. Mr. Klamka has informed us that he intends to devote a substantial portion of his working time to our business and that he also intends to devote a portion of his time to other business interests that do not compete with our business. In addition, Mr. Klamka is not restricted from entering into a competing business after the term of his employment with us; provided, however, that he would not be permitted to use proprietary information and trade secrets belonging to us. Our success will also be dependent upon our ability to hire and retain qualified writers, editors and technical personnel, as well as qualified marketing, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to hire or retain additional qualified personnel.

                                 USE OF PROCEEDS

     Proceeds from the sale of the shares of common stock being registered hereby will be received directly by the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares.

                                 DIVIDEND POLICY

     We have not paid any cash or other dividends on our common stock since our inception and do not anticipate paying any such dividends in the foreseeable future. We intend to retain any earnings for use in our operations and to finance the expansion of our business.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the NASDAQ Bulletin Board under the symbol "PTNM" since March 29, 1999. On July 30, 2001, the last reported sale price on the NASDAQ Bulletin Board was $1.80 per share. As of July 30, 2001, there were approximately 58 record holders of our common stock.

     The following table sets forth the range of high and low closing prices for our common stock for each quarterly period indicated, as reported by brokers and dealers making a market in the capital stock. Such quotations reflect inner-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

                                   Price Range
                                   -----------
                                                               High         Low
                                                               ----         ---

Calendar Year 2000
Fourth Quarter............................................    $3.88        $1.06

Calendar Year 2001
First Quarter.............................................    $4.31        $1.13

Calendar Year 2001
Second Quarter............................................    $4.25        $1.28

Calendar Year 2001
Third Quarter (through July 31, 2001).....................    $2.75        $1.60


                              SELLING STOCKHOLDERS

     We have agreed to register the public offering of the selling stockholders' shares of common stock under the Securities Act and to pay all expenses in connection with such registration, other than brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.

     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of July 31, 2001, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares of common stock owned beneficially by each of the selling stockholders after the offering. No selling stockholders has any affiliation with PTN Media, Inc. or its officers, directors, promoters or principal shareholders except as noted.

     The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.



                             Shares Beneficially
                             Owned Prior to                                 Shares Beneficially
Name                         Offering (1)           Shares to be Sold (2)   Owned After Offering
----                         ------------           ---------------------   --------------------

American Nortel              700,000                700,000                 0
Kenneth V. Branagan
   Irrevocable Trust         50,000                 50,000                  0
Harold R. Brauner            20,000                 20,000                  0
Betty Lee Brown              90,000                 90,000                  0
Amy Campbell                 5,000                  5,000                   0
Bud Carpenter                50,000                 50,000                  0
Rick Dennerk                 60,000                 60,000                  0
Shawn Donaldson              4,000                  4,000                   0
Jim Eaton                    9,000                  9,000                   0
Joseph Feste                 32,000                 32,000                  0
Toby A. Geiger               10,000                 10,000                  0
Chad Goslar                  11,000                 11,000                  0
Ronald Goslar                16,000                 16,000                  0
Luis Herrera                 50,000                 50,000                  0
Vicki Irvin                  20,000                 20,000                  0
Thomas A. Kolb               10,000                 10,000                  0
Paul D. Kramer               11,250                 11,250                  0
Keith Kroner                 2,500                  2,500                   0
Chad Larson                  4,000                  4,000                   0
Nancy M. Larson              60,000                 60,000                  0
Scott E. Logan               12,000                 12,000                  0
Christopher Lynch            4,000                  4,000                   0
Gregory J. Lynch             1,750                  1,750                   0
Nicholas P. Mamolou          15,000                 15,000                  0
Ellen Manganas               25,000                 25,000                  0
Robert C. Margeas            20,000                 20,000                  0
Brent Mitchell               6,000                  6,000                   0
William C. Mitchell          135,000                135,000                 0
William D. Morris            7,000                  7,000                   0
Barry J. Nelson              20,000                 20,000                  0
Daniel C. Nuss               20,000                 20,000                  0
Duane L. Pineda              5,000                  5,000                   0
Tom Reis                     5,700                  5,700                   0
Thomas D. Snowberger         5,000                  5,000                   0
Chad VanderPol               13,000                 13,000                  0
Forest Wheeler               50,000                 50,000                  0
Allan Carter                 7,333                  7,333                   0
Steve Miller                 83,333                 83,333                  0
Henry Rak                    83,333                 83,333                  0
Chely Wright                 15,000                 15,000                  0
                             ---------              ---------
Total                        1,748,199              1,748,199

--------------------------------------------------------------------------------

(1) Under Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised.

(2)  Assumes the sale of all shares offered hereby.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales, except as described below;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box (which is a type of short sale in which the short seller simultaneously maintains a long and a short position in a security), puts and calls and other transactions in securities of PTN Media, Inc. or derivatives of PTN Media, Inc. securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     Effective August 11, 1993, the Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock", for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions in a penny stock, unless exempt, the rule requires: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
(i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which in highlighted form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of the investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information o the limited market in penny stock.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                             DESCRIPTION OF BUSINESS

     The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in the forward-looking statements. Factors that might cause such a difference includes, but are not limited to, those discussed under "Risk Factors".

                                  OUR BUSINESS

     We are an interactive media content provider of branded content and commerce opportunities using a combination of new and traditional media. We currently produce three web sites. We also produce a nationally syndicated radio program entitled: "The Style Minute with Daisy Fuentes".

         In addition to our existing web sites and our radio syndication program, we have entered into an original equipment manufacturer partner agreement with Palm, Inc., the maker of hand-held computing devices, to distribute hand-held products running the Palm operating system together with the Michael Jordan name, likeness, image and endorsement. We have obtained from Mr. Jordan the right to use his name, likeness and image in connection with the sale of such hand-held computers

     We have also entered into an original equipment manufacturer partner agreement with Palm to create a branded Claudia Schiffer handheld device based on the Palm Vx model. We have obtained from Ms. Schiffer the right to use her name, likeness and image on the handheld device.

     We have also obtained from pop music artist Christina Aguilera the right to use her name, likeness and image in connection with the sale of hand-held computers based on the Palm Vx model. We have not yet entered into an original equipment manufacturer partner agreement with Palm to create a Christina Aguilera branded palm.

Our websites
------------

FashionWindow.com

     FashionWindow.com provides original editorial materials prepared by staff and freelance writers. It also offers exclusive and original photography. We maintain two celebrity relationships to enhance FashionWindow.com's content.

     Country music artist Chely Wright signed an exclusive agreement with us on March 29, 2000 to give FashionWindow.com exclusive rights to fashion news and images related to her public activities. The term of the agreement is two years with an option to renew for two additional one-year terms. In connection with this contract, we issued to Ms. Wright, 15,000 shares of the Company's common stock and we are obligated to issue her an additional 15,000 shares of common stock on the contract's first anniversary.

     We also entered into a web site license agreement with teenage artist and MTV personality Mandy Moore. Pursuant to such agreement, Ms. Moore granted to us a license for an on-line Internet service and to use her name and likeness in the creation and promotion of the web site. The agreement also provides that Ms. Moore is to provide us with exclusive fashion, news, behind the scenes looks and fashion tips and advice. The term of the agreement is for one year and may be renewed on the first anniversary for an additional year if certain conditions are met. In connection with this agreement, we issued to a company controlled by Ms. Moore, and Ms. Moore's agent 31,000, and 3,100 shares of our common stock, respectively. If the common stock issued in connection with this agreement has not been sold as of the first anniversary and the value of such common stock at the first anniversary is less than $100,000 and $10,000, respectively, then we are required to issue on the first anniversary additional common stock such that the total value of all common stock held by Ms. Moore and Ms. Moore's agent is not less than $100,000 and $10,000, respectively.

     FashionWindow.com generates revenues through various means. It sells banner advertising on a cost per thousand impressions basis. It generates transactional revenues paid by online retailers and rent paid by online retailers for placement in the shops at FashionWindow.com. It also generates revenue from third party application providers via bounties and commissions. There can be no assurance that FashionWindow.com will continue to generate revenues or that it will ever result in net income.

ClaudiaSchiffer.com

     We have the exclusive license to use well-known model Claudia Schiffer's name and likeness in connection with our web site, ClaudiaSchiffer.com (www.claudiaschiffer.com). In addition to a large collection of photographs of Ms. Schiffer, the site is intended to be a destination for an audience interested in fashion, style, and beauty using Ms. Schiffer as a host and guide. The site features notes from her, diet and fitness news from her trainer, and fashion and shopping news from a leading fashion, stylist.

     This license agreement with Ms. Schiffer, which we entered into in November 1998, grants us the exclusive license for an on-line Internet service devoted to Ms. Schiffer. Pursuant to the terms of the License Agreement, we have the right to use Ms. Schiffer's name and likeness for an Internet site including a merchandise "boutique", monthly column and interviews or on-line chat sessions.

     Ms. Schiffer also is required to make promotional appearances and voice recordings to promote the site and provide content for it. The license agreement continues until November 2001. We are obligated to pay Ms. Schiffer guaranteed minimum royalties of $300,000 for the first year, $400,000 for the second year, and $500,000 for the third year, which would be credited against earned royalties ranging from 25% to 80% of site revenues and profits from boutique merchandise sales.

     The License Agreement granted to Ms. Schiffer 269,682 shares of our Common Stock, with the right to maintain the ratio of her Common Stock ownership to that of Peter Klamka, our President. These shares were issued during the year ended December 31, 1998, and we valued Ms. Schiffer's shares at 80% of the market value of our stock on the date of issuance or $4.00 per share. We agreed to indemnify Ms. Schiffer for any U.S. income tax liability resulting from the issuance of these shares, however, we have been assured that Ms. Schiffer is not a U.S. citizen or resident, and therefore is not likely to be responsible for any such taxes.

     We have paid Ms. Schiffer in full under the license agreement except that we currently owe her $225,000 for the year 2001.

FragranceDirect.com

     Our wholly owned subsidiary, FragranceDirect.com, Inc., operates our site, FragranceDirect.com (www.fragrancedirect.com) which sells branded fragrances, spa products, and related gift sets. The site currently offers a variety of popular fragrances at prices that are generally lower than in traditional retailers. Brands currently available on our site include Ralph Lauren, Chanel, Tommy Hilfiger, Liz Clairborne, and Calvin Klein

     We use some of the available radio time to promote the site and drive traffic to it. We also recently entered into an agreement with Dynamic Trade, Inc. to promote the site to affiliate sites. Our site pays sites that feature FragranceDirect.com and/or our products a commission on each product sold. On October 27, 2000, we also entered into a cross marketing agreement with TEC.com, LLC to promote the site and to supply fragrances to its entertainment site, www.twec.com and to a limited extent to its retail stores on a test basis.

Our Syndicated Radio Show

     We produce the nationally syndicated radio program, "The Style Minute with Daisy Fuentes". It is a daily, one minute news or tip of the day show targeted at women. We make this content available free to radio stations in exchange for the right to include a 30 second commercial spot within the body of the program. The show is hosted by Daisy Fuentes, a well known celebrity, and currently airs on 13 stations. We are working to increase the number of stations that the show airs on. In addition to the commercial advertisement featuring a third party, the show also carries a commercial message for the FashionWindow.com web site.

     We entered into an agreement with Ms. Fuentes in September 2000. The term of the agreement is for one year following the first airing of the program. In connection with this agreement, we paid Ms. Fuentes a total of $75,000 as advances against future royalties. Ms. Fuentes is also to receive a royalty of 50% of gross proceeds received in connection with her services.

     We ceased production of "The Julie Show" hosted by Downtown Julie Brown as of March 30, 2001.

Our Business in Hand-Held Computers
-----------------------------------

Palm Vx-Claudia Schiffer Edition

     On October 15, 2000, we entered into an agreement with Palm, Inc., the maker of hand-held computing devices to create a branded Claudia Schiffer hand-held device based on the Palm model. We have also obtained from Ms. Schiffer the right to use her name, likeness and image on the hand-held device. We currently sell the devices through our ClaudiaSchiffer.com web site. In addition, in March 2001, we amended our agreement with Palm, Inc. such that Palm plans to sell the Claudia Schiffer branded hand-held device through its own web site, Palm.com, as well as, for a period of one year, through its standard distribution channels in both the United States and Canada.

Palm Vx-Michael Jordan Edition

     On December 29, 2000, we entered into a three-year, exclusive, worldwide license agreement with Michael Jordan, the former National Basketball Association player, granting us the right to use Mr. Jordan's name, likeness, image and endorsement in connection with the proposed advertisement, promotion and sale of Palm Inc. products, including the Palm Pilot series. In addition to the standard features of Palm products, we plan that the Michael Jordan edition include branding, identification and software applications that will appeal to the market segment associated with Mr. Jordan. We currently sell or plan to sell the Michael Jordan hand-held devices through the NBA Stores, sportsline.com (www.sportsline.com) web site, Michael Jordan restaurants and car dealerships, department stores and traditional retail establishments.

     The license agreement with Mr. Jordan provides that we pay Mr. Jordan a royalty equal to twelve percent (12%) of the proceeds from the sale of certain Palm Inc. products, but in no event less than an annual minimum royalty of $1,250,000. We entered into an agreement with Palm, Inc. on May 15, 2001 to create the Michael Jordan branded Palm hand-held device.

Christina Aguilera Hand-Held Computers

     On February 19, 2001, we entered into a two year, exclusive worldwide license with pop music artist Christina Aguilera granting us the right to use Ms. Aguilera's name, likeness, image and endorsement in connection with the proposed-advertisement, promotion and sale of certain hand-held computers.

     The license agreement provides that we shall pay Ms. Aguilera a royalty equal to twelve percent (12%) of the proceeds from the sale of certain hand-held computers, but in no event less than an annual minimum royalty of $100,000. We have also agreed to deliver shares of PTN Media, Inc. common stock equal to $50,000, based on the closing price of the common stock on February 19, 2001.

Palm Software and Accessories

     We have entered into several relationships to develop and promote Palm software in conjunction with our efforts relating to the Claudia Schiffer Palm and the planned Michael Jordan Palm. We intend to sell versions of Healthetech, Inc. software and Firepad's Fireviewer. Both now come bundled with the Claudia Schiffer Palm. We are currently evaluating several other opportunities for software to be bundled or offered in conjunction with our branded Palms.

     On July 24, 2000, we also entered into a development agreement with Neohand Inc., a developer of Palm software. Neohand, Inc. is currently developing a stand alone software program for sale via electronic distribution and CD-ROM. The program is based on content that we have been featuring on our FashionWindow.com web site.

     We currently make Fashionwindow.com content available via web clippings to users of Palm VII.

     We are also exploring opportunities to promote and sell Palm accessories such as carrying cases, modems, a wireless ISP, plastic flip covers, stylus, and keyboards.

Our Sources of Revenue
----------------------

Advertising

     We believe that FashionWindow.com offers a desirable vehicle for advertisers seeking to reach fashion-oriented consumers. The subject matter of FashionWindow.com and our proposed future web sites attract an audience that is well educated, sophisticated and affluent. ClaudiaSchiffer.com generates banner and placement advertising from companies interested in reaching a global audience of fashion conscious consumers. To be successful, we must attract advertising placements from businesses that provide the types of products and services that appeal to the target audience of our web sites.

     We are currently represented by Engage, Inc., a CMGI portfolio company, to sell advertising on FashionWindow.com.

Banner Advertising

     We derive minimal revenues from the sale of advertising banners on our initial web site. These banners appear on a user's computer screen when accessing different areas of our web sites. The interactive nature of the Internet also allows users to obtain extensive additional information about an advertiser's products or services instantly, by clicking on a hypertext link to the advertiser's website. In some cases the advertiser's products can be purchased in a transaction completed on the Internet. We have entered into agreements with certain advertisers whose banner advertisements appear on our FashionWindow.com web site, and are negotiating with additional advertisers to place banner advertisements on our current and/or future web sites.

     In November 1999 we entered into an exclusive representation agreement with Adsmart Corporation for both FashionWindow.com and ClaudiaSchiffer.com. The Agreement continues on a month-to-month basis. The minimal advertisements are sold pursuant to the agreement on a cost per thousand impressions basis.

Sale of Hand-Held Computer Devices

     We began selling the Claudia Schiffer branded Palm devices in the 1st Quarter of 2001 and the Michael Jordan branded Palm devices in the 2nd Quarter of 2001. We anticipate that the sale of hand-held computer devices and accessories will be a primary source of our future revenues.

Marketing and Promotion

     The Company continually evaluates numerous ways to promote its brand names such as "Fashionwindow," believing that brand recognition will assume increasing importance as the volume of activity on the Internet increases. The Company intends to promote its web sites, products and other services through co-branding and online partnerships, paid advertising, content syndication, public relations and sponsorship.

     We also intend to draw users to our web sites and affiliated programs by the following means:

     o Offer free information and services: We provide information, services, and commerce opportunities without cost or charges to the user and make those services easily accessible.

     o Develop additional licensing of our content to third parties: We are presently party to one license of our original content and are exploring additional opportunities to extend our licensing to other web sites and to other media. These relationships will enable us to develop recognition for our content cost effectively.

     o Develop value added electronic commerce: We believe that Web-based electronic commerce for fashion, apparel and beauty products will continue to grow as an increasing number of consumers and businesses accept the Internet as a viable method of purchasing these goods and services. We currently offer a number of ways to purchase goods and services on our sites including placement of a number of leading internet retailers in our "Shops at FW" area, the Personal Shopper which allows the purchases of items found in search results, direct response via banners, and product specific purchases through affina Stores.

     o Enhance FashionWindow.com's product offerings: We intend to enhance and expand product offerings on FashionWindow.com with additional content areas such as music, features, and functionality to maintain and enhance our market position.

     o Provide original and compelling targeted sites: Specific sites such as ClaudiaSchiffer.com should offer us opportunities to deliver premium advertising opportunities to a user base with attractive demographics and to diversify our revenue streams through rents, transactional revenue, and licensing.

     o Establish market awareness and brand recognition: We believe that building the FashionWindow.com brand is a critical element of our business strategy. In this regard, we expect to place significant emphasis on establishing a brand identity for our sites and product offerings. We seek to reflect a network of fashion related sites that provide a compelling balance of commerce, community, and content. Our strategy is to build brand awareness using our content licensing, ad new radio programming, and traditional advertising and sponsorships.

     o Advertise our web sites: We advertise and promote our web sites through various forms of media. We purchase banner advertisements on search engines on the World Wide Web and enter into advertising barter arrangements with other web sites. We promote our web sites through advertising and promotional spots contained within Company-sponsored radio programs and by advertising in selected publications. We arrange for the promotion of our web sites by host models, to the extent that they are not prohibited from participating in any such promotion as a result of other commitments, or such promotion is limited by the terms of our license with the model. Finally, promotional advertising in connection with products offered by us, including calendars and electronic planners, is another means by which we promote our web sites.

     o Offer interactive communication: We plan to offer an online avenue for interactive communication covering topics such as fashion and health, with the primary focus on our web sites' models and celebrity hosts. Our goal is to operate the exclusive online access to select models such as Claudia Schiffer, and to provide visitors and members with information, photos and other content unavailable elsewhere.

Web Host; Operations, Security and Technology

     Our web sites are made available to users through our web host, Genuity. We provide pages of code, graphics and video to Genuity, which uploads this information to its dedicated servers. Genuity is responsible for all traffic, security and management of the technological aspects of our web sites. We are responsible for updating the content on the web sites and to apprising Genuity of our changing technological needs and offering Genuity the opportunity to provide for these needs. We compensate Genuity with a combination of cash and promotional consideration. We believe we would have no difficulty replacing Genuity with another web host if our relationship with Genuity were to be terminated for any reason.

     A key element of our success is to generate a high volume of use of our sites. Accordingly, high levels of performance are critical. Any system failure that causes interruption or an increase in response time could result in less traffic to our web sites and, if sustained or repeated, could reduce the attractiveness of our web sites to advertisers. Further, any substantial increase in the number of visits to our web sites could strain the capacity of the software or hardware deployed by us or our web hosts and would require us to expand and adapt our network infrastructure. Our inability to add software or hardware to accommodate substantial increases in traffic could lead to slower response time or system failures.

     Our operations also are dependent, in part, upon the ability of our web hosts to protect their operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. We do not currently have redundant, multiple site capacity in the event of any such occurrence. Notwithstanding the implementation of security measures by us, such as limiting physical and network access to its routers, our infrastructure is vulnerable to computer viruses, break-ins and similar disruptive acts by Internet users. These factors could lead to interruption, delays or cessation in service of our web sites. Furthermore, the inappropriate use of the Internet could jeopardize the security of confidential information stored in the computer systems of our customers and other users of the Internet, which could deter potential customers from accessing our web sites and give rise to uncertain liability to users whose security and privacy has been infringed. A security breach could result in loss of customers, damage to our reputation, damage to our web sites, costs of repair and detection and other expenses. The security and privacy concerns of existing and potential customers may inhibit the growth of the Internet, in general, and our revenues in particular.

Competition

     Competition among content providers on the Internet is intense and is expected to increase significantly. The Internet is currently characterized by minimal barriers to entry, since new web sites can be developed and launched at relatively low cost. We face competition from a number of sources that provide content through one or more media, such as print, broadcast, cable television and the Internet. In order to compete successfully, we must establish and maintain awareness, among the public, of our brand names, effectively market our services and products, and successfully differentiate our web sites. This will be highly dependent on our ability to provide compelling and popular content to attract Internet users and support advertising and sales of products and services that are intended to reach such users.

     We compete with a significant number of web content providers, several of which offer competitive services and/or products, and address certain of our target markets, including, among others, Women's Wire, Elle Magazine, Ford Models, Inc. and Pataxi Entertainment Network, Inc. (operator of supermodel.com). In addition, we compete against large service providers, including web directories, search engines, commercial online services and sites maintained by Internet service providers, many of which offer content similar to that provided on our web sites and attract advertisers targeting the same audience as us. Some of these companies include Microsoft Corporation, America

Online, Inc., Netscape Communications, Yahoo! Inc. and Prodigy Services Co. Many of these competitors have significantly greater financial, technical and marketing resources than us, and include companies that are larger and better capitalized than us. These competitors also may have expertise and established brand recognition in the Internet market.

     In addition, we compete for the time and attention of Internet users with thousands of non-profit Internet sites operated by educational institutions, governments and individuals. Existing and potential competitors also include other forms of media, such as television, radio and print media, many of which provide services and products that are similar to those which we currently provide and also intend to provide through our web sites. Although traditional media outlets do not offer many of the interactive features available through the Internet (such as online chat rooms, E-mail, etc.), there are numerous publications, as well as television and radio programs, which provide editorial content similar to that which we provide on our web site, as well as articles and features on fashion, beauty, health and celebrities. There can be no assurance that our competitors will not develop services and products that are superior to ours or that achieve greater market acceptance.

     We believe that the principal competitive factors in the Internet market are brand recognition, ease of use, content depth, content quality, content presentation, speed and quality of service execution, competitive pricing, successful marketing and the availability of targeted content and focused value added services and products. To be competitive, we believe that we must distinguish our editorial content from our competitors and customize this content to appeal to our target audiences.

     Since many of our competitors have greater resources than us, these competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing their content and services. In addition, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions of new entities that could have a material adverse effect on our business, results of operations and financial condition.

Technology; Trademarks and Proprietary Rights

     Our success is highly dependent on our trademarks and other intellectual property rights. We rely upon trademark and copyright law, trade secret protection and, where appropriate, confidentiality and /or license agreements with our employees, independent contractors and consultants to protect our proprietary rights. To date, none of our trademarks has been registered, nor do we currently contemplate registering any of our trademarks. We also rely on copyright laws to protect the original content included on our web sites. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide us with adequate protection.

     Effective trademark, copyright and trade secret protection may not be available in every country in which our services and products are distributed or appear via the Internet. As part of our business strategy, we may license our content, trademarks and images to third parties. Without adequate protection in foreign markets, there can be no assurance that these licensees will not take actions that might materially or adversely affect the value of our proprietary rights. In addition, despite our efforts to protect our proprietary rights, the rapid pace of technological innovation on the Internet makes it possible for third parties to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our technology and intellectual property will be difficult. We generally obtain confidentiality agreements from all employees and independent contractors providing services in connection with the development and design of our web sites.

Government Regulation

     Our business is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. The Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, indecent or patently offensive communications on the Internet (although certain provisions of that law have recently been held to be unconstitutional). The manner in which this law, or any similar law which may be adopted in the future, will be interpreted and enforced and its effects on our proposed operations cannot yet be fully determined. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our services and products and increase our cost of doing business. Furthermore, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain.

Arbitration filed by Tyra Banks

     We entered into a license agreement with a company controlled by supermodel, Tyra Banks. In addition, we also entered into an agreement with Ms. Banks' company in connection with the creation, marketing and sale of calendars and electronic planners featuring photographs of Ms. Banks. On June 18, 1998, Ms. Banks declared us in breach of both of these agreements and has refused to perform under either of them. The basis for this declaration was our alleged failure to pay the full amount of all advances due and payable to Ms. Banks' company pursuant to the agreements, as well as our failure to fully reimburse Ms. Banks for certain expenses provided for under the calendar agreement. To date, we have advanced funds to Ms. Banks' company in the aggregate amount of

$134,000. We received a letter from Ms. Banks' attorneys, dated September 8, 1998, demanding that we pay to Ms. Banks' company an additional $153,000 on or before September 15, 1998, cease all uses of Ms. Banks' name, picture and likeness and return all photographs and images of Ms. Banks. This letter further stated that in the event that we failed to comply with their demands by that date, Ms. Banks and her company would be forced to take all "appropriate" action to recover all amounts alleged to be owed, and to enforce their rights against us.

     On December 8, 1998, attorneys for Tyra Banks and Bankable, Inc., an entity controlled by Ms. Banks, made a Demand for Arbitration against the Company under the Commercial Arbitration Rules of the American Arbitration Association. Ms. Banks' attorneys alleged that the Company failed to make timely payments of money due upon the execution the Web site License Agreement and Calendar Agreement between Ms. Banks and the Company, and refused to return photographs, pictures, prints, negatives and images of Ms. Banks. Ms. Banks sought damages under the Calendar Agreement in the amount of $161,333, damages under the Web site Agreement of $370,000 and legal fees. On January 15, 1999, the Company, through its attorneys, filed an Answer and Counterclaim to Ms. Banks' Demand for Arbitration. The Company raised several defenses to Ms. Banks' claims and claimed a breach by Ms. Banks and Bankable, Inc. of the Web site Agreement. The Company sought the amount of $264,000 in damages related to the Agreements. A preliminary administrative conference was held on January 19, 1999, and a hearing was held in October 1999 and the Company filed briefs on March 6, 2000 in response. In June, 2000 the arbitrator awarded Ms. Banks $128,000, plus interest on this amount at 12% from April 1, 1998. In addition, the Company is to pay the arbitrator fee and the administrative expenses of the arbitrator. The arbitrator reaffirmed the award in August, 2000. The Company has accrued $187,053 related to this judgment in the accompanying financial statements.

                           MANAGEMENT'S DISCUSSION AND
                         ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

     This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward looking statements to encourage companies to provide prospective forward looking information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this Prospectus are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

     We have incurred net losses since our inception of $9,539,672. We may be unable to continue in existence unless we are able to arrange additional financing. We have begun to generate minimal revenues and are no longer considered to be a development stage company. Through March 31, 2001, cumulative revenues totaled $201,310.

     In April 1998, our Chairman, President and Chief Executive Officer provided us with a revolving credit line with a maximum of $500,000 available. In September 1998, our Board of Directors authorized an increase in this line to $610,000 and in November and December 1998, further increases to $1,000,000, were authorized. Loans drawn under this line bear interest at a rate of 9% per annum from the date they are made to us and are payable by May 2001, provided, however, that if we raises gross proceeds in an IPO of at least $1,500,000, the entire outstanding amount and accrued interest will be repaid from the proceeds from the IPO. In February 2000, the principal and accrued interest of $432,844 and $65,908, respectively, were converted into an aggregate of 110,000 shares of our common stock.

     On September 18, 1998, the Securities and Exchange Commission declared effective our Registration Statement concerning an Initial Public Offering ("IPO") of 400,000 shares of common stock, which we hoped would generate proceeds of approximately $1,600,000. This IPO expired on January 31, 1999. As of December 31, 1998, we had completed the sale of 66,900 shares of common stock and in February 1999, closed on the sale of an additional 62,000 shares of common stock, realizing aggregate net proceeds of $326,596. The net proceeds from this offering, along with bridge loans received in 1997, have been used to satisfy our obligations under the License Agreements entered into with the fashion models.

     In March 1999, we completed the sale of 5.5 units, each unit consisting of a $50,000 promissory note, bearing interest at an annual rate of 10%, and warrants to purchase 10,000 shares of common stock at $7.50 per share. During the second quarter of 1999, we completed the sale of 2,400 shares of Class A Preferred Stock in a private offering of such securities, generating net proceeds of $216,000. The purchasers of these securities also received two-year warrants to purchase 5,000 shares of common stock for every $25,000 of Preferred Stock purchased at an exercise price of $7.50. The preferred shares accumulate dividends at the rate of $10 per share per annum and are convertible to common shares at the option of the holders.

     During 1999 we issued (i) 190,000 shares of common stock for professional services valued at $637,500; (ii) 200,000 warrants to purchase shares of common stock for professional services valued at $200,000; (iii) 25,000 options to purchase shares of common stock for legal fees valued at $25,000; (iv) 25,000 shares of common stock for services valued at $185,625 and (v) 402,500 shares of common stock in a series of private placement offerings for aggregate proceeds of $737,500.

     During 2000, we (i) converted $432,844 of the loans payable to officer and $65,908 of interest payable to officer in exchange for 110,000 shares of common stock, (ii) issued 9,500 shares of common stock for professional services valued at $34,125, (iii) issued 61,600 shares of common stock for license fees valued at $325,000, (iv) converted 3,250 shares of Series A preferred stock into 65,000 shares of common stock; and (v) issued 336,000 shares of its common stock in connection with two private placement offerings for net proceeds of $1,293,970.

     In July and August of 1999, our subsidiary Fragrancedirect.com, Inc. ("Fragrance") issued 10% promissory notes aggregating $160,000. The notes are due the earlier of one year or the completion of an initial public offering of Fragrance common stock. In addition, Fragrance issued to the note holders an aggregate of 96,000 two-year warrants to purchase Fragrance common stock at $3.50 per share. In addition during the second and third quarters of 2000, Fragrance sold 210,000 and 200,000 shares of its common stock at $2.50 per share for gross proceeds of $525,000 and $500,000, respectively.

     On November 22, 2000 we issued a promissory note to an investor. The note bears interest at 9.25% and is due on April 1, 2001. The holder of the note has the option of converting the note to a royalty participation certificate or converting into shares of our common stock at a 20% discount. In addition, the holder of the note was issued a two-year warrants to purchase 100,000 shares of our common stock.

     In order for us to continue in existence, we will have to raise additional capital through the sale of equity or debt and begin to generate profits from operations.

Results of Operations

     During the three months ended March 31, 2001 we began selling the Claudia Schiffer edition of the Palm Vx. Sales for the first quarter amounted to $177,509. We sold most of our inventory of these Palms in the first quarter and generated a gross margin on these sales of approximately 10% after paying the royalty to Ms. Schiffer of approximately $40 per unit sold and paying for the Palm itself.

     Cost of revenue for the three months ended March 31, 2001 was $354,846 which included the royalty and cost of the Palm as discussed above, $150,000 paid to Christina Aguilera as a license fee and $25,000 and $12,500 paid to Downtown Julie Brown and Mandy Moore, respectively, in accordance with their agreements with us.

     We incurred $21,843 and $112,674 in product development and general and administrative costs, respectively, during the quarter ended March 31, 2001. We expect that these costs will rise as we begin selling more products. Product development and general and administrative costs for the three months ended March 31, 2000 were $157,300 and $253,171 respectively. The significant decrease in product development costs is a result of us spending less money on the development of our websites. The decrease in general and administrative costs is principally due to the decrease in consulting fees of approximately $142,000.

     Prior to January 1, 2001, we were in the development stage. From our inception (May 27, 1997) to December 31, 2000, we only generated revenue of $23,801 and incurred operating expenses of $8,949,536.

Impact of recently issued accounting standards

Recently Issued Accounting Pronouncements:

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. Upon adoption, the Company will be required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate. The Company is evaluating its expected adoption date and currently expects to comply with the requirements of SFAS 133 in fiscal year 2002. The Company does not expect the adoption will be material to the Company's financial position or results of operations since the Company does not believe it participates in such activities.

     In June 1999, the FASB issued SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." These statements are not applicable to the Company.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The Company does not expect the adoption of SFAS No. 138 to have a material impact, if any, on its financial position or results of operations.

     In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53 and amendments to FASB Statements No. 63, 89, and 121." The Company does not expect the adoption of SFAS No. 139 to have a material impact, if any, on its financial position or results of operations.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is not applicable to the Company.

     In January 2001, the FASB Emerging Issues Task Force issued EITF 00-27 effective for convertible debt instruments issued after November 16, 2000. This pronouncement requires the use of the intrinsic value method for recognition of the detachable and imbedded equity features included with indebtedness, and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument first became convertible. This EITF 00-27 could impact future financial statements, should the Company enter into such agreements.


                                   MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are as follows:

                  NAME            AGE                POSITION
                  ----            ---                --------

Peter Klamka..................     32    Chairman of the Board, President,
                                         Chief Executive Officer, Treasurer and
                                         Secretary

Chris Giordano................     45    Chief Operating Officer

     The business experience, principal occupations and employment, as well as the periods of service, of each of our directors and executive officers during the last five years are set forth below.

     Peter Klamka has been our Chairman of the Board and Chief Executive Officer since our inception in May 1997. From 1990 to 1991, Mr. Klamka was employed as an analyst with Credit Lyonnais. From 1991 to 1993, he was employed by DMA Holdings, a private investment concern that invested in and acquired automotive parts suppliers. His duties included the evaluation of acquisition candidates. From 1993 to 1994, Mr. Klamka was the owner and sole stockholders of General Display, a company that manufactured scoreboards and timing equipment for sports facilities. He sold this company in 1994. In 1994, Mr. Klamka founded Wilshire Fragrance, a company that developed and marketed men's fragrance products. Mr. Klamka was the chief executive officer of Wilshire Fragrance from 1994 through 1996. Mr. Klamka continued working on this website until early 1997. Mr. Klamka received his Bachelor of Arts degree from the University of Michigan.

     Chris Giordano has been our Chief Operating Officer since December 1999. Mr. Giordano has been President of Birchwood Capital Advisors Group, Inc. since 1992 and has arranged over $200 million in financings in that period. Prior to 1992, Mr. Giordano was employed by Paine Webber, Inc. in their asset management group. Mr. Giordano earned a BSBA in Accounting and Finance from the University of South Florida in 1977.

     Mr. Klamka and Mr. Giordano are not related.

Director Compensation

     Mr. Klamka receives no compensation for his service as our sole director.

Executive Compensation

     The table below summarizes the compensation received by Mr. Klamka for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998.

                           Summary Compensation Table

                                                         Long Term
                                                         Compensation
                                                         Other Annual
                                                         Compensation -
Name and Principal                                       Awards Securities
Principal Position    Year     Salary($)     Bonus($)    Underlying Options-(#)
------------------    ----     ---------     --------    ----------------------

Peter Klamka          2000     $0 (1)           $0          0
Chairman of the
Board and Chief
Executive Officer
                      1999     $45,000 (1)      $0          250,000
                      1998     $50,000 (1)      $0          0

(1) Mr. Klamka has irrevocably waived the difference between the $100,000 salary payable to him pursuant to his oral agreement with the Company and the amounts he actually received in 2000, 1999 and 1998. As such, those amounts not received have been expensed by the Company and recorded as a capital contribution.

                     Option Grants in Last Fiscal Year Table

                                          % of Total
                                          Options Granted to
Name and Principal    Shares Underlying   Employees in          Exercise or Base
Principal Position    Options Granted     Fiscal Year           Price ($/sh)
------------------    ---------------     -----------           ------------
                      0                   -- (1)                --
Peter Klamka
Chairman of the
Board and Chief
Executive Officer

(1) No options were granted to the Company's employees in the fiscal year ended December 31, 2000.


                           Aggregated Option Exercises
                         in Last Fiscal Year and Fiscal
                          Year-End Option Values Table

                                                                                         Value of Unexercised
                                                             Number of Unexercised       In-the-Money
Name and Principal    Shares Acquired                        Options at FY - End (#)     Options at FY - End ($)
Position              on Exercise (#)   Value Realized      Exerciseable/Unexerciseable Exercisable/Unexerciseable
--------              --------------    --------------      --------------------------- --------------------------

Peter Klamka                  0                0                   250,000/0                     0/0
Chairman of the
Board and Chief
Executive Officer

Employment and Consulting Agreements

     We have no employment or other written agreement with Peter Klamka, its Chairman, President and Chief Executive Officer. Mr. Klamka has an oral agreement with the Company to receive a base salary of $100,000 per year and such other compensation as the Board of Directors shall designate. During 1998, Mr. Klamka was issued 16,666 shares of Common Stock as compensation for services provided in 1997. The Company believes that Mr. Klamka will continue to waive a portion of the base salary for the foreseeable future, although no assurance thereof can be given.

     Mr. Klamka is involved in other business ventures, including the ownership of over 500,000 shares of American Sports History Inc. (approximately 5.5% of its outstanding capital stock), a Nasdaq Bulletin Board company, but he intends to devote substantially all his business time and effort on behalf of the Company for the foreseeable future. Mr. Klamka has orally committed that, for so long as the Company shall be in existence, he shall conduct no business relating to models or fashion personalities other than through the Company.

     We have no employment or other written agreement with Mr. Giordano.

Limitation of Liability and Indemnification Matters

     As permitted pursuant to the corporate law of the State of Delaware, our state of incorporation, the Certificate of Incorporation requires that we indemnify its directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, we have entered into an indemnity agreement with each director and officer which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in our Certificate of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PTN Media, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       PTN MEDIA, INC. STOCK OPTION PLANS

     The PTN Media, Inc. 1998 Stock Option Plan (the "1998 Plan") was ratified and approved by our Board of Directors in March 1998. The 1998 Plan provides for the grant of options to purchase up to 500,000 shares of our common stock. The PTN Media, Inc. 1999 Consultant Stock Plan (the "1999 Plan") was ratified and approved by our Board of Directors in June, 1999. The 1999 Plan provides for the grant of options to purchase up to 250,000 shares of our common stock. The PTN Media, Inc. Year 2000 Stock Option Plan was ratified and approved by our Board of Directors on July 3, 2000 (the "2000 Plan"), (the 1998 Plan, the 1999 Plan and the 2000 Plan, together the "Plans"). The 2000 Plan provides the grant of options to purchase up to 750,000 shares of our common stock. The Plans are intended to promote our long term financial interests and growth by providing our employees, officers, directors, and consultants with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with us and to acquire a proprietary interest in our long-term success; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements (except that grants under the 1998 Plan may only be made to our consultants, a lawyer, law firm, accountant or accounting firm or employees other than officers or directors).

General

     The Plans provide for the granting of awards to such officers, other employees, consultants and directors of PTN Media, Inc. and its affiliates as the Board of Directors may select from time to time.

     If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of Common Stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the awards under the Plans.

     In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the Plans, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

Administration

     The Plans will be administered by the compensation committee. The compensation committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plans, to administer the Plans and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the Plans, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting PTN Media, Inc. or the financial statements of PTN Media, Inc. (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plans and any award; to prescribe, amend and rescind rules and regulations relating to the Plans; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the Plans.

Awards under the Plans

     290,000 of the 500,000 options available for grant under the 1998 Plan have been granted. 10,000 of the 250,000 options available for grant under the 1999 Plan have been granted. All the options vest immediately upon grant. The option exercise price is payable by any one of the following methods or a combination thereof:

     o in cash or by personal check, certified check, bank cashier's check or wire transfer;

     o in shares of common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or

     o by such other method as the compensation committee may from time to time authorize.

     The compensation committee also has the authority to specify, at the time of grant or, with respect to options that are not intended to qualify as incentive stock options ("non-qualified stock options"), at or after the time of grant, that a participant shall be granted a new non-qualified stock option (a "reload option") for a number of shares of common stock equal to the number of shares of common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of common stock under the Plans at the time of such exercise; provided, however, that no reload option shall be granted to a non- employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the Plans.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of the date of this prospectus by:

     o each stockholders known by us to be the beneficial owner of more than 5% of our common stock
     o    each of our directors;
     o    the named executive officers; and
     o    all executive officers and directors as a group.

     Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                  Shares Beneficially Owned
                                                  -------------------------

                        Amount of and
Nature of Beneficial    Nature of Beneficial  Percentage Prior  Percentage After
of Beneficial Owner     Ownership             Offering (1)      Offering (1)
-------------------     ---------             ------------      ------------

Peter Klamka(2)           2,449,647 (3)       46.34%             46.349%
Chris H. Giordano(4)      741,500 (5)         14.38%             14.38%
Claudia Schiffer(6)       269,682             5.60%              5.60%
American Nortel(7)        700,000             14.52%             0%

All directors and
executive officers
as a group (2 persons)    3,191,147           53.51%
persons)

(1) Based on a total of 4,820,762 shares issued and outstanding as of July 30, 2001.
(2)  Mr. Klamka's address is the same as that of PTN Media, Inc.
(3) Includes 350,000 currently exercisable options to purchase 250,000 shares of common stock at $4.50 per share and 100,000 shares of common stock at $1.563. Also includes 115,500 currently exercisable warrants to purchase 115,500 shares of common stock at $1.125 per share.
(4)  Chris Giordano's address is 4 Dogwood Court, West Patterson, NJ 07424.
(5) Includes 225,000 currently exercisable options to purchase 125,000 shares of common stock at $3.00 per share and 100,000 shares of common stock at $1.563. Also includes 115,500 currently exercisable warrants to purchase 115,500 shares of common stock at $1.125 per share.
(6) Ms. Schiffer's business address is c/o Peter Klamka, 455 East Eisenhower Parkway, Suite 15, Ann Arbor, Michigan 48108.
(7) American Nortel's address is 7201 East Camelback Road, Suite 320, Scottsdale, Arizona 85251.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $.001 par value (the "Common Stock"), and 1,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock").

     The following summaries of certain terms of the Company's Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Company's certificate of incorporation, the Certificates of Designations, Rights and Preferences for the Class A Convertible Preferred Stock, and the provisions of applicable law.

Common Stock

     Holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting of directors. Holders of Common Stock will be entitled to receive dividends ratably, if any, as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Stock will be entitled to receive, prorata, all assets of the Company available for distribution to them upon liquidation. In addition, holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     The Company's Certificate of Incorporation provides that the Company is authorized to issue up to 1,000,000 shares of "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Board. The Board, without further approval of the stockholders, is authorized to fix any dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock. Under certain circumstances, the issuance of Preferred Stock could also make it more difficult for a third party to gain control of the Company, discourage bids of the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

     Pursuant to our Certificate of Designation of Powers, Designations and Preferences of Class A Convertible Preferred Stock, 300,000 shares have been designated as Class A Convertible Preferred Stock, of which 5,600 shares have been issued.

     Our Certificate of Designation provides that the Class A Preferred shall accrue dividends at the rate of $10 per share per year and shall entitle the holder thereof to receive, prior and in preference to any distribution of any of our assets to holders of Common Stock, $100.00 per share plus any and all accrued but unpaid dividends. The holders of the Class A Preferred shall have the right to convert shares of Class A Preferred into 20 shares of common stock.

Transfer Agent and Registrar

     Corporate Stock Transfer, Inc., Denver, Colorado, serves as transfer agent and registrar for the common stock.

Property

     The Registrant does not own any real property.

Legal Proceedings

     On December 8, 1998, attorneys for Tyra Banks and Bankable, Inc., an entity controlled by Ms. Banks, made a demand for Arbitration against us under the Commercial Arbitration Rules of the American Arbitration Association. Ms. Banks' attorneys alleged that we failed to make timely payments of money due upon the execution of the Web Site License Agreement and Calendar return photographs, pictures, prints, negatives and images of Ms. Banks. Ms. Banks sought damages under the Calendar Agreement in the amount of $161,333, damages under the Web Site Agreement of $370,000 and legal fees. On January 15, 1999, we, through our attorneys, filed an Answer and Counterclaim to Ms. Banks' Demand for Arbitration. We raised several defenses to Ms. Banks' claims and claimed a breach by Ms. Banks and Bankable, Inc. of the Web Site Agreement. The Company sought the amount of $264,000 in damages related to the Agreements. A preliminary administrative conference was held on January 19, 1999, and a hearing was held in October 1999 and we filed briefs on March 6, 23000 in response. In June, 2000 the arbitrator awarded Ms. Banks $128,000, plus interest at 12% from April 1, 1998. In addition we are to pay the arbitrator fee and the administrative expenses of the arbitrator. The arbitrator reaffirmed the award in August, 2000. We have accrued $187,053 related to this judgment in the accompanying financial statements.

Limitation of Liability and Indemnification Matters

     As permitted pursuant to the corporate law of the State of Delaware, our state of incorporation, the Certificate of Incorporation requires that we indemnify our directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provided indemnification for the liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, we have entered into an indemnity agreement with each director and officer which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in our Certificate of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Changes in Accountants

     By letter dated July 10, 2000, we terminated Lazar, Levine & Felix, LLP ("Lazar Levine") as our independent certified accountants. The decision to change accountants was recommended by the Company's Board of Directors.

     Our former independent certified accountants' Lazar, Levine & Felix, LLP, annual report covering the two fiscal years ended December 31, 1999 and 1998 did not include an adverse opinion or disclaimer of opinion, and was not modified as to audit scope or accounting principles but was modified for a going concern uncertainty.

     In connection with the audits of the two most recent fiscal years and during subsequent interim periods preceding the termination of Lazar, Levine, there did not develop any disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure between such former independent certified accountants and management of our Company or other reportable events which have not been resolved to our former independent certified accountants since approximately July 1998.

     By letter dated February 13, 2001, we terminated Merdinger, Fruchter, Rosen & Corso ("Merdinger, Fruchter") as the independent accountants for our Company. The decision to change the accountants was recommended by our Board of Directors. The decision was based solely on the fact that the primary contact person at Merdinger, Fruchter moved to Stonefield Josephson, Inc., our new independent auditors.

     Merdinger, Fruchter was engaged on July 12, 2000 and, because our fiscal year ends on December 31, was not engaged to conduct an audit of our financial statements. Merdinger, Fruchter did, however, perform a review of two of our quarterly reports (Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2000 and September 30, 2000 and any subsequent period preceding the termination of Merdinger, Fruchter. There did not develop any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing or review scope or procedure between such former independent certified accountants and our management or other reportable events which have not been resolved to our former independent certified accountants' satisfaction.

                                  LEGAL MATTERS

     The legality of the shares of common stock offered by this prospectus have been passed upon for us by Lehman & Eilen LLP. Lehman & Eilen LLP owns 12,500 shares of the Company's common stock.

                                     EXPERTS

     The financial statements of PTN Media, Inc. as of December 31, 2000 included in this Prospectus and in this Registration Statement have been included herein in reliance upon the report of Stonefield Josephson, Inc., independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing. The financial statements of PTN Media, Inc. as of December 31, 1999 have been included in reliance upon the report of Lazar Levine & Felix LLP, independent certified accountants, given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                                 PTN Media, Inc.
                      455 East Eisenhower Parkway, Suite 15
                               Ann Arbor, MI 48108
                        Telephone number: (734) 327-0579
                        Facsimile number: (734) 327-0577

     We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:www.sec.gov.

     This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. You may find the registration statement on the SEC's website at http:www.sec.gov.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                         PTN MEDIA, INC. AND SUBSIDIARY




                                      INDEX


                                                                        Page(s)

INDEPENDENT AUDITORS' REPORT

     Report on financial statements for
      the year ended December 31, 2000                                   F-2

     Report on financial statements for
       the year ended December 31, 1999                                  F-3

ANNUAL FINANCIAL STATEMENTS

     Consolidated Balance Sheets as of December 31, 2000 and 1999        F-4

     Consolidated Statements of Operations
        for the Cumulative Period During the
        Development Stage from May 27, 1997
       (Inception) to December 31, 2000 and
        for the Years Ended December 31, 2000
        and 1999                                                         F-5

     Consolidated Statements of Shareholders'
        Deficit for the Period From May 27, 1997
       (Inception) to December 31, 2000                                  F-6

     Consolidated Statements of Cash Flows for
        the Cumulative Period During the
        Development Stage from May 27, 1999
       (Inception) to December 31, 2000 and
        for the Years Ended December 31, 2000
        and 1999                                                         F-8

     Notes to Consolidated Financial Statements                          F-10

QUARTERLY FINANCIAL STATEMENTS

     Consolidated Balance Sheet as of March 31, 2001                     F-19

     Consolidated Statement of Operations for
      Three Months Ended March 31, 2001                                  F-20

     Consolidated Statements of Cash Flows for
      Three Months Ended March 31, 2001                                  F-21

     Notes to Consolidated Financial Statement                           F-22

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




To the Board of Directors and Shareholders
PTN Media, Inc.

We have audited the accompanying consolidated balance sheet of PTN Media, Inc. and subsidiary (a development stage company) as of December 31, 2000, and the related statements of operations, shareholders' (deficit), and cash flows for the year ended December 31, 2000 and the cumulative period from January 1, 2000 to December 31, 2000. The cumulative period May 27, 1997 (inception) to December 31, 1999 was audited by other auditors whose report, dated April 12, 2000, is included in the financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PTN Media, Inc. and subsidiary as of December 31, 2000, and the consolidated results of their operations and their consolidated cash flows for year ended December 31, 2000 and the cumulative period from January 1, 2000 to December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is in the development stage, has incurred net losses since its inception and has experienced severe liquidity problems. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ STONEFIELD JOSEPHSON, INC.
                                             STONEFIELD JOSEPHSON, INC.
                                             Certified Public Accountants


Santa Monica, California
April 9, 2001



                            See accompanying notes.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




To the Board of Directors and Shareholders
PTN Media, Inc.

We have audited the accompanying consolidated balance sheet of PTN Media, Inc. and subsidiary (a development stage company) as of December 31, 1999, and the related statements of operations, shareholders' (deficit), and cash flows for the year ended December 31, 1999 and the period from May 27, 1997 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PTN Media, Inc. and subsidiary as of December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 1999 and the period from May 27, 1997 (inception), to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is in the development stage, has incurred net losses since its inception and has experienced severe liquidity problems. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                     /s/ LAZAR LEVINE & FELIX LLP
                                         LAZAR LEVINE & FELIX LLP

New York, New York
April 12, 2000


                            See accompanying notes.

                         PTN MEDIA, INC. AND SUBSIDIARY
                         ------------------------------

                          (a Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                                   - ASSETS -

                                                      December 31,  December 31,
                                                          2000         1999
                                                          ----         ----

CURRENT ASSETS:
     Cash                                                $503,636       $ 46,539
     Deposits and prepaid expenses                        112,015        715,625
                                                         --------       --------
TOTAL CURRENT ASSETS                                      615,651        762,164

FIXED ASSETS - NET (Notes 2d and 3)                        24,584         24,799
OTHER ASSETS                                                2,226           --
                                                         --------       --------
TOTAL ASSETS                                             $642,461       $786,963
                                                         ========       ========

                    - LIABILITIES AND SHAREHOLDERS' DEFICIT -

CURRENT LIABILITIES:
     Accounts payable and accrued expenses           $   232,103    $   191,958
     Interest payable to officer                            --           64,348
     License fee payable (Notes 2f and 4)              1,082,500        400,000
     Short-term loans payable (Note 5)                   191,250        191,250
     Loans payable - officer (Note 6)                       --          458,844
     Promissory note (Note 7)                          1,000,000           --
                                                     -----------    -----------
TOTAL CURRENT LIABILITIES                              2,505,853      1,306,400
                                                     -----------    -----------

COMMITMENTS AND CONTINGENCIES (Notes 4 and 11)

SHAREHOLDERS' DEFICIT (Notes 8 and 9):
     Preferred stock, $0.01 par value;
         1,000,000 shares authorized,
         2,350 and 5,600 shares issued
         and outstanding for 2000 and
         1999, respectively                                   24             56

     Common stock, $0.001 par value;
         10,000,000 shares authorized,
         4,632,962 and 4,049,862 shares
         issued and outstanding
         for 2000 and 1999, respectively                   4,633          4,050
     Additional paid-in capital                        7,319,471      3,954,175
     Deficit accumulated during the
         development stage                            (9,187,520)    (4,477,718)
                                                     -----------    -----------
TOTAL SHAREHOLDERS' DEFICIT                           (1,863,392)      (519,437)
                                                     -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT          $   642,461    $   786,963
                                                     ===========    ===========

                            See accompanying notes.


                                           PTN MEDIA, INC. AND SUBSIDIARY
                                           ------------------------------
                                            (a Development Stage Company)
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                         -------------------------------------


                                                         Cumulative
                                                         During the
                                                         Development
                                                            Stage
                                                        (May 27, 1997
                                                              to                    Year Ended December 31,
                                                           December            --------------------------------
                                                           31, 2000)               2000                1999
                                                          -----------          -----------          -----------

REVENUE (Note 2e)                                         $    23,801          $     5,613          $    13,700
                                                          -----------          -----------          -----------

EXPENSES:
         Cost of revenue                                    4,436,897            2,255,246              452,923
         Product development                                2,195,315              752,293              960,934
         General and administrative expenses                2,317,324            1,548,942              413,718
                                                          -----------          -----------          -----------

                                                            8,949,536            4,556,481            1,827,575
                                                          -----------          -----------          -----------

        LOSS FROM OPERATIONS                               (8,925,735)          (4,550,868)          (1,813,875)
                                                          -----------          -----------          -----------

OTHER (INCOME) EXPENSES:
         Interest expense                                    (261,824)            (158,934)             (73,496)
              Interest income                                      39                 --                   --
                                                          -----------          -----------          -----------
                                                             (261,785)            (158,934)             (73,496)
                                                          -----------          -----------          -----------

        LOSS BEFORE PROVISION FOR INCOME TAXES             (9,187,520)          (4,709,802)          (1,887,371)

         Provision for income taxes (Notes 2g and 10)            --                   --                   --
                                                          -----------          -----------          -----------

NET LOSS                                                  $(9,187,520)         $(4,709,802)         $(1,887,371)
                                                          ===========          ===========          ===========


BASIC AND DILUTED
        LOSS PER COMMON SHARE (Note 2i)                   $     (2.57)         $     (1.06)         $     (0.54)
                                                          ===========          ===========          ===========

WEIGHTED AVERAGE COMMON
      SHARES OUTSTANDING                                    3,568,348            4,431,781            3,547,270
                                                          ===========          ===========          ===========

                                               See accompanying notes.

                                                         F-5



                                                    PTN MEDIA, INC. AND SUBSIDIARY
                                                    ------------------------------
                                                    (a Development Stage Company)
                                       CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
                                       ----------------------------------------------------------


                                       Preferred Stock          Common Stock             Additional
                                   ----------------------    --------------------         Paid-in      Accumulated       Total
                                    Shares       Amount      Shares          Amount       Capital        Deficit       (Deficit)
                                    ------       ------      ------          ------       -------        -------        -------

Shares issued at inception for
  promissory notes                      --     $      --       2,957,348   $     2,957   $      --      $      --      $     2,957
Shares issued in payment of
  legal fees                            --            --          10,000            10           990           --            1,000
Net loss for the period from
  inception to December 31, 1997        --            --            --            --                       (261,267)      (261,267)
                                   ---------   -----------   -----------   -----------   -----------    -----------    -----------

Balance, December 31, 1997              --            --       2,967,348         2,967           990       (261,267)      (257,310)
Conversion of notes payable             --            --          54,166            54       162,446           --          162,500
Compensatory shares                     --            --          16,666            17        49,983           --           50,000
Shares issued in payment of
  legal fees                            --            --           3,500             4        12,996           --           13,000
Shares issued in connection
  with license agreement                --            --         269,682           269     1,078,459           --        1,078,728
Shares issued in connection
  with initial public offering          --            --          66,900            67       238,036           --          238,103
Waiver of compensation payable          --          66,000        66,000
Net loss for year                       --            --            --            --            --       (2,329,080)    (2,329,080)
                                   ---------   -----------   -----------   -----------   -----------    -----------    -----------

Balance, December 31, 1998              --            --       3,378,262         3,378     1,608,910     (2,590,347)      (978,059)
Shares issued in connection
  with initial public offering          --            --          62,000            62        88,431           --           88,493
Shares issued in connection
  with a private placement             2,400            24          --         215,976          --          216,000
Exercise of warrants                    --            --          10,000            10        29,990           --           30,000
Shares issued in payment of
  professional fees                     --            --         190,000           190       637,310           --          637,500
Shares issued in payment of
  production costs                      --            --           1,000             1         5,999           --            6,000
Warrants issued in payment of
  professional fees                     --            --            --            --         200,000           --          200,000
Options issued in payment of
  legal fees                            --            --            --            --          25,000           --           25,000
Shares issued in connection
  with a private placement              --            --         402,500           403       737,097           --          737,500
Waiver of compensation payable          --            --            --          55,000          --           55,000
Conversion of notes payable and
  accrued interest                     3,200            32         6,100             6       350,462           --          350,500
Net loss for year                       --            --            --            --            --       (1,887,371)    (1,887,371)
                                   ---------   -----------   -----------   -----------   -----------    -----------    -----------

Balance, December 31, 1999             5,600   $        56     4,049,862   $     4,050   $ 3,954,175    $(4,477,718)   $  (519,437)


                                                         See accompanying notes.

                                                                 F-6



                                                     PTN MEDIA, INC. AND SUBSIDIARY
                                                     ------------------------------
                                                     (a Development Stage Company)
                                  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT, continued
                                  ---------------------------------------------------------------------



                                           Preferred Stock            Common Stock        Additional
                                        ---------------------      --------------------     Paid-in      Accumulated      Total
                                        Shares         Amount      Shares        Amount     Capital        Deficit       (Deficit)
                                        ------         ------      ------        ------     -------        -------       ---------

Balance forward,
   December 31, 1999                      5,600    $       56      4,049,862   $  4,050   $ 3,954,175    $(4,477,718)   $  (519,437)

Shares issued in exchange for
  loan payable and accrued
  interest                                 --            --          110,000        110       498,642                       498,752
Shares issued in payment of
  professional fees                        --            --            9,500          9        34,116           --           34,125
Shares issued in payment of
  license fees                             --            --           61,600         62       324,938           --          325,000
Exercise of warrants                       --            --            1,000          1           999           --            1,000
Conversion of Series A preferred
  to common                              (3,250)          (32)        65,000         65           (33)          --             --
Waiver of compensation payable             --            --             --      100,000          --          100,000
Shares issued in connection
  with a private placements                --            --          336,000        336     1,293,634           --        1,293,970
Fair value of warrants issued in
  connection with promissory note                                                             138,000                       138,000
Shares of common stock issued
  in connection private placement
  of shares of Fragrancedirect.com,
  net                                                                           975,000          --          975,000
Net loss for year                          --            --             --         --            --       (4,709,802)    (4,709,802)
                                    -----------    ----------    -----------   --------   -----------    -----------    -----------

Balance, December 31, 2000                2,350    $       24      4,632,962   $  4,633   $ 7,319,471    $(9,187,520)   $(1,863,392)
                                    ===========    ==========    ===========   ========   ===========    ===========    ===========


                                                         See accompanying notes.

                                                                  F-7


                                          PTN MEDIA, INC. AND SUBSIDIARY
                                          ------------------------------
                                           (a Development Stage Company)
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       -------------------------------------

                                                                    Cumulative
                                                                    During the
                                                                    Development
                                                                       Stage
                                                                   (May 27, 1997
                                                                        to                  Year Ended December 31,
                                                                     December           -------------------------------
                                                                     31, 2000)              2000               1999
                                                                    ------------        -----------         -----------

Cash flows from operating activities:
   Net loss                                                         $(9,187,520)        $(4,709,802)        $(1,887,371)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation of fixed assets                                      18,362              11,906               5,576
       Warrants and shares issued for professional and
         legal fees                                                     910,625              34,125             862,500
       Waiver of compensation payable                                   221,000             100,000              55,000
       Shares issued for license fees and production costs            1,409,728             325,000               6,000
       Fair value of warrants issued in connection with
         promissory note                                                138,000             138,000                --
   Changes in operating assets and liabilities:
     Decrease (increase) in receivables                                    --                  --                 4,488
     Decrease (increase) in deposits and prepaid expenses              (112,015)            603,610            (715,625)
     Increase in accounts payable and accrued expenses                  353,511              41,705             127,991
     Increase in license fees payable                                 1,082,500             682,500             145,000
                                                                    -----------         -----------         -----------

Net cash used in operating activities                                (5,165,809)         (2,772,956)         (1,396,441)
                                                                    -----------         -----------         -----------

Cash flows from investing activities:
   Purchase of furniture and equipment                                  (42,946)            (11,691)            (26,749)
   Security deposit (paid) refunded                                      (2,226)             (2,226)                690
                                                                    -----------         -----------         -----------

Net cash used in investing activities                                   (45,172)            (13,917)            (26,059)
                                                                    -----------         -----------         -----------

Cash flows from financing activities:
   Loans received from (paid to) officer                                477,844             (26,000)            (38,656)
   Proceeds from short-term loans                                       653,750                --               435,000
   Payment from shareholders                                              2,957                --                  --
   Proceeds from promissory note                                      1,000,000           1,000,000                --
   Proceeds from exercise of warrants                                    31,000               1,000              30,000
   Proceeds from sale of common stock of subsidiary                     975,000             975,000                --
   Proceeds from sale of common and preferred stock, net              2,574,066           1,293,970           1,041,993
                                                                    -----------         -----------         -----------

Net cash provided by financing activities                             5,714,617           3,243,970           1,468,337
                                                                    -----------         -----------         -----------

Increase (decrease) in cash                                             503,636             457,097              45,837

Cash, beginning of period                                                  --                46,539                 702
                                                                    -----------         -----------         -----------

Cash, end of period                                                 $   503,636         $   503,636         $    46,539
                                                                    ===========         ===========         ===========

                                                        See accompanying notes.

                                                                 F-8




                         PTN MEDIA, INC. AND SUBSIDIARY
                          (a Development Stage Company)
                CONSOLIDATED STATEMENTS OF CASH FLOWS, continued



                                                                Cumulative
                                                                During the
                                                                Development
                                                                   Stage
                                                               (May 27, 1997
                                                                    to                 Year Ended December 31,
                                                                 December           -----------------------------
                                                                 31, 2000)              2000             1999
                                                                ------------        -----------       -----------


Supplemental disclosures of cash flow information

       Interest paid                                            $             -   $            -   $             -
                                                                ================  ===============  ================

       Income taxes paid                                        $             -   $            -   $             -
                                                                ================  ===============  ================


Supplemental disclosures of non-cash investing and financing activities

     1. In May 1997, the Company issued (i) 2,957,348 shares of common stock in exchange for notes receivable of $2,957 and (ii) 10,000 shares of common stock in lieu of payment for legal fees aggregating $1,000.

     2. During 1998, holders of notes aggregating $162,500 converted such notes into 54,166 shares of common stock at a value of $3.00 per share.

     3. During 1998, the Company issued (i) 16,666 shares of common stock in lieu of payment of $50,000 of compensation accrued as of December 31, 1997, (ii) 3,500 shares of common stock in payment of legal fees aggregating $13,000 and (iii) the Company recognized additional paid in capital of $66,000 related to the waiver of payment of compensation by the Company's CEO.

     4. During 1999, (i) the Company converted $25,000 of debt and $5,500 of accrued interest in exchange for 6,100 shares of common stock, (ii) the Company issued 190,000 shares of common stock for professional services valued at $637,500, (iii) the Company issued 200,000 warrants to purchase shares of common stock for professional services valued at $200,000, (iv) the Company issued 25,000 options to purchase shares of common stock for legal fees valued at $25,000, (v) the Company issued 1,000 shares of common stock for production costs valued at $6,000,
          (vi) the Company converted $320,000 of debt in exchange for 3,200 of Series A preferred stock, and (vii) the Company recognized additional paid in capital of $55,000 related to the waiver of payment of compensation by the Company's CEO.

     5. During 2000, (i) the Company converted $432,844 of the loans payable to an officer and $65,908 of interest payable to an officer in exchange for 110,000 shares of common stock, (ii) the Company issued 9,500 shares of common stock for professional services valued at $34,125, (iii) the Company issued 61,600 shares of common stock for license fees valued at $325,000, (iv) the Company converted 3,250 shares of Series A preferred stock into 65,000 shares of common stock,
          (v) the Company issued 100,000 warrants in connection with a promissory note whose fair value is estimated to be $138,000 and (vi) the Company recognized additional paid in capital of $100,000 related to the waiver of payment of compensation by the Company's CEO.

                            See accompanying notes.

NOTE 1 -  DESCRIPTION OF COMPANY AND GOING CONCERN UNCERTAINTY:

          PTN Media, Inc., (the "Company"), was incorporated in Delaware on January 13, 1998 and is the successor to Interactive Entertainment Studio, Inc. (IES). IES was incorporated in the State of Nevada on May 27, 1997 and was merged into the Company in March 1998, for the sole purpose of changing the domicile of the Company to Delaware. This merger was retroactively reflected in the December 31, 1997 financial statements. The Company has been in the development stage in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, since its inception. However, in mid-December 2000 the Company began receiving orders for its Claudia Schiffer edition of the Palm. The Company received orders for 354 of these Palms and began shipping to customers in January 2001. Effective January 1, 2001, the Company will no longer be in the development stage.

          The Company is an interactive content provider focusing on providing leading branded content for well-defined target audiences using a combination of new and traditional media. The Company provides this content on its interactive web sites in the form of articles and photographs pertaining to fashion, beauty, style and entertainment. These web sites, utilizing celebrity models as hosts, will provide an avenue for users to share general tips and advice relating to the subjects covered.

          In July 1999, the Company formed, Fragrancedirect.com, Inc. ("Fragrance"), a majority owned subsidiary. Through this entity, the Company sells fragrance products over the Internet.

          The Company, since its inception, has incurred net losses of, $9,187,520 and at December 31, 2000 current liabilities exceeded current assets by $1,890,202. In addition, the Company is delinquent in certain payments due for license fees and short-term financing. The Company has relied on certain bridge financing to fund its activities and in late 1998 and early 1999 completed the sale of common stock through an initial public offering to provide working capital for its continuing development stage activities and eventual commencement of full operations. The Company sold an aggregate of 128,900 shares of common stock with net proceeds from the offering aggregated $326,596. During the second quarter of 1999, the Company issued $275,000 in convertible debentures that were subsequently converted to Series A preferred stock. In addition in the fourth quarter of 1999, the Company raised $737,500 in a private placement of its common stock. In 2000, the Company raised net proceeds of $1,293,970 in private placement offerings of its common stock and the Company also raised $975,000 in a private placement offering of the common stock of its wholly owned subsidiary, Fragrance. The Company also raised $1,000,000 in 2000 by issuing a promissory note. The Company may be unable to continue in existence unless it is able to arrange additional financing and achieve profitable operations. Management plans to raise additional capital and expects to generate cash from the sale of products in 2001.

          The financial statements do not include any adjustments relating to the recoverability of assets that might be necessary in the event the Company cannot continue in existence.

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Principles of Consolidation:

          The accompanying financial statements include the accounts of the Company and its majority owned subsidiary, Fragrance. All intercompany accounts and transactions have been eliminated.

     (b)  Estimates:

          In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  Statements of Cash Flows:

          For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

     (d)  Fixed Assets:

          Furniture and equipment are recorded at cost. Depreciation is provided on a straight-line basis over estimated useful lives of the assets as follows:

           Computer equipment                                3 years
           Furniture and fixtures                            5 years

          Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

     (e)  Revenue Recognition:

          The Company generates revenue from the sale of products on its web sites. The Company recognizes revenue for these product sales when the product is shipped to the customer. The Company also generates revenues from the sale of advertising banners on its web sites which appear on a user's computer screen when accessing different areas of the Company's web sites. Advertising revenue is recognized in the period the advertisement is displayed, provided that no significant Company obligations remain. Company obligations typically include guarantees of a minimum number of "impressions" or times that an advertisement is viewed by users of the Company's web sites. Minimal revenues were generated through December 31, 2000 and the Company does not believe that as of December 31, 2000 it had commenced significant sales activities.

     (f)  Royalties/License Fees:

          Royalties/license fees paid under the terms of license agreements entered into are charged to expense in accordance with the terms of the agreements. Any guaranteed minimum payments will be amortized over the period of the license agreement.

          During its development stage, the Company has expensed the guaranteed minimum royalties upon execution of the license agreements since there is no assurance that the Company will be able to derive any revenues during the initial term of the agreement. See also Note 4.

     (g)  Income Taxes:

          The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     (h)  Stock Based Compensation:

          SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation. The Company uses the fair value method for options granted to non-employees.

     (i)  Earnings (Loss) Per Share:

          The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect. The following potential common shares have been excluded from the computation of diluted net loss per share for the year ended December 31, 2000 and 1999 because the effect would have been anti-dilutive:

                                                               2000       1999
                                                            ---------  ---------

           Conversion of Series A preferred stock              47,000    112,000
           Stock options issued to employees
               and consultants  under the Company's
               stock option plan                              481,000    481,000
           Stock options issued outside of plan                25,000     25,000
           Warrants issued with Series A preferred             43,200     43,200
           Warrants issued for services                       200,000    200,000
           Warrants issued with notes                         308,334    208,334
                                                            ---------  ---------
                                                            1,104,534  1,069,534
                                                            =========  =========

     (j)  Fair Value of Financial Instruments:

          The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable and accrued expenses, and license fees payable, the carrying amounts approximate fair value due to their short maturities. The amounts shown for short-term loans also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

     (k)  Comprehensive Income:

          For the year ended December 31, 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting other comprehensive income and its components in a financial statement. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financial statements since the Company did not have any of the items of other comprehensive income in any period presented.

     (l)  Recently Issued Accounting Pronouncements:

          In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect adoption of SFAS No. 137 to have a material impact, if any, on its financial position or results of operations.

          In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The Company does not expect the adoption of SFAS No. 138 to have a material impact, if any, on its financial position or results of operations.

          In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53 and amendments to FASB Statements No. 63, 89, and 121." The Company does not expect the adoption of SFAS No. 138 to have a material impact, if any, on its financial position or results of operations.

          In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is not applicable to the Company.

     (m)  Minority Interest:

          Minority interest represents the minority shareholders' proportionate share of the equity of Fragrance. During the year ended December 31, 2000, the Company sold 410,000 or 17% of the common stock of Fragrance. Fragrance, on a stand-alone basis, had a shareholders' deficit. As a result, the Company's investment in Fragrance had a negative carrying value. The increase in capitalization of Fragrance resulting from the sale of 410,000 shares of common stock to outside investors benefited the Company in that it reduced the negative carrying value of the Company's investment in Fragrance. Accordingly, the Company has accounted for the change in its proportionate share of Fragrance's equity resulting from the issuance of stock to outside investors as an increase in shareholders' equity and a reduction in minority interest liability in the consolidated financial statements. The accompanying consolidated financial statements do not reflect a minority interest liability as of December 31, 2000 and 1999 as Fragrance, on a stand-alone basis, had a shareholders' deficit as of such dates. The accompanying consolidated statements of operations for the years ended December 31, 2000 and 1999 do not reflect the minority interest's share of Fragrance's losses for said years as the related accrual would result in the Company's recordation of a minority interest receivable.

     (n)  Concentration of Credit Risk:

          The Company places its cash with high-credit, quality financial institutions. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation limit. As of December 31, 2000, the uninsured portions of the balances held at these financial institutions aggregated to $351,546. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE 3 -  FIXED ASSETS:

          Fixed assets at December 31, 2000 and 1999 consisted of the following:


                                                         2000           1999
                                                         ----           ----

             Computer equipment                       $   39,494      $ 27,803
             Furniture and fixtures                        3,452         3,452
                                                      ----------      --------
                                                          42,946        31,255
             Less accumulated depreciation                18,362         6,456
                                                      ----------      --------
                  Total                               $   24,584      $ 24,799
                                                      ==========      ========

          Depreciation expense for the years ended December 31, 2000 and 1999 was $11,906 and $5,576, respectively.

NOTE 4 -  LICENSE FEES PAYABLE:

          A summary of the guaranteed minimum payments as of December 31, 2000, is as follows:

                                                                                        Balance
                                                  Guaranteed             Less         Owed as of
                                                   Minimum             Amounts         December
                                                  Royalties             Paid           31, 2000
                                               ----------------    --------------   --------------

           Niki Taylor Web Site                $        150,000    $    (150,000)   $           -
           Tyra Banks Web Site                          100,000          (50,000)           50,000
           Tyra Banks Calendar                          100,000          (50,000)           50,000
           Claudia Schiffer Web Site                  1,200,000         (975,000)          225,000
           Claudia Schiffer Calendar                     75,000          (75,000)               -
           Estella Warren Calendar                       30,000          (30,000)               -
           Chely Wright Web Site                        105,000         (105,000)               -
           Mandy Moore Web Site                         137,500         (137,500)               -
           Daisy Fuentes Host Agreement                  75,000          (67,500)            7,500
           Michael Jordon Palm License                1,250,000         (500,000)          750,000
                                               ----------------    -------------    --------------

                                               $      3,222,500    $  (2,140,000)   $    1,082,500
                                               ================    =============    ==============

          On June 1, 1997, the Company entered into a License Agreement (the "Agreement") with Niki, Inc. ("Niki"). This agreement provided for, among other things, the right to use Ms. Niki Taylor's name and likeness in connection with the Company's "Fashion House with Niki Taylor" web site. In consideration for such rights, the Company will pay royalties of 15% of any gross revenues received in connection with this web site (except for sponsors introduced by Niki whereby the royalties will be calculated at 50%) and 35% of net revenues from product sales. This agreement expired on September 30, 1998, and was automatically extended for an additional 12-month period at which time it was terminated.

          The Company guaranteed the payment of minimum royalties to Niki, Inc., in the amount of $150,000. $50,000 of this amount was paid at the time of execution of the agreement (in 1997) and the balance of $100,000 was paid in 1998.

          In January 1998, the Company entered into a License Agreement (the "Agreement") with an entity controlled by model Tyra Banks pursuant to which Ms. Banks would host the Company's next web site under terms similar to that negotiated with Ms. Taylor. This agreement expired on March 31, 1999, but provided for automatic extensions for up to two additional 12-month periods, unless terminated by either party prior to such extension. The Company had guaranteed the payment of minimum royalties in the amount of $100,000. $50,000 of this amount was paid at the time of execution of this agreement and the balance to be paid upon the consummation of the Company's proposed IPO. As of December 31, 2000, the Company had not paid the remaining balance of $50,000.

          Also in January 1998, the Company entered into a separate agreement with this entity for the rights to utilize the name and likeness of Ms. Banks in connection with the "Tyra Banks Calendar." These rights were applicable to the calendar for the 16-month period ending December 31, 1999. The Company agreed to pay this entity up to $87,000 for production expenses incurred in connection with the creation of this calendar and guaranteed minimum royalties in the amount of $100,000 of which only $50,000 was paid as of December 31, 2000. The Company paid $59,000 toward the production expenses of the Tyra Banks calendar. The remaining unpaid balance of $28,000 is included in accrued expenses.

          See Note 11 concerning legal proceedings associated with the agreements entered into with Ms. Banks.

          In October 1998, the Company entered into a License Agreement (the "Agreement") with model Claudia Schiffer under terms similar to those negotiated with Ms. Taylor and Ms. Banks. This agreement expires on the third anniversary of the launch of this web site, and may be extended only upon mutual agreement of the parties. The Company guaranteed the payment of minimum royalties in the amounts of $300,000 for the first year of the agreement, $400,000 for the second year and

          $500,000 for the third. $150,000 of the royalties for the first year was payable at the time of execution of this agreement and the balance before December 23, 1998. The Company paid $145,000 in 1998 and the remaining balance of $155,000 was paid in February 1999 in full payment of royalties for the first year. In November 1999 and November 2000, the Company paid $100,000 and $300,000 due in connection with the second year royalty. In addition the Company paid $25,000 and $250,000 in August 2000 and November 2000, respectively, due in connection with the third year royalty. In connection with this agreement, the Company also issued an aggregate of 269,682 shares of common stock, valued at $4.00 per share, to Ms. Schiffer as additional compensation during 1998. As of December 31, 2000, the Company had paid $275,000 towards royalties for the third year and the remaining $225,000 is included in license fees payable.

          Also in October 1998, the Company entered into a separate agreement with Ms. Schiffer for the rights to utilize her name and likeness in connection with the "Claudia Schiffer Calendar." These rights were applicable to the calendar for the 16-month period ending December 31, 1999. The Company has guaranteed the payment of minimum royalties in the amount of $75,000 which amount was paid as of December 31, 1998.

          In June 1999, the Company entered into a License Agreement with model Estella Warren. This license provides for an on-line Internet service and downloadable electronic calendars featuring the name and likeness of Ms. Warren. This agreement continues until the first anniversary of the date the service is launched and required payment of the entire fee of $30,000 at the time of execution. Ms. Warren also receives a royalty equal to 20% of revenues received in connection with calendar sales.

          In March 2000, the Company entered into a website license agreement with country music artist Chely Wright to give the Company an exclusive license for an area on the Company's on-line Fashionwindow.com Internet service and to use her name and likeness in the creation and promotion of the Internet service. Chely Wright will be the sole country artist associated with Fashionwindow.com Internet service for the term of the agreement, which is two years with an option to renew for two additional one-year terms. In connection with this contract, the Company has issued to Ms. Wright, 15,000 shares of the Company's common stock valued at $105,000 which was the fair market value of the Company's stock at the date of issuance and is obligated to issue her an additional 15,000 shares of common stock on the contract's first anniversary.

          In July 2000, the Company entered into a website license agreement with pop music artist Mandy Moore to give the Company a license for an on-line Internet service and to use her name and likeness in the creation and promotion of the Internet service. The term of the agreement is for one year and maybe renewed on the first anniversary for an additional year if certain conditions are met. In connection with this agreement, the Company has issued to a company controlled by Ms. Moore and Ms. Moore's agent 31,000 and 3,100 shares of the Company's common stock valued at $125,000 and $12,500, respectively, which was the fair market value of the Company's stock at the date of issuance. If the common stock issued in connection with this agreement has not been sold as of the first anniversary and the value of such common stock at the first anniversary is less than $100,000 and $10,000 respectively, then the Company is required to issue additional common stock such that the total value of all common stock held by Ms. Moore and Ms. Moore's agent is not less than $100,000 and $10,000 respectively.

          In August 2000 the Company entered into a host agreement with a company controlled by Daisy Fuentes for Ms. Fuentes to host "The Style Minute with Daisy Fuentes." The term of the agreement is for one year following the first airing of the program. In connection with this agreement, the Company is obligated to pay $37,500 at the signing of the agreement and $37,500 three months following the signing of this agreement. These two payments are advances against future royalties. Ms. Fuentes will also receive a royalty of 50% of gross proceeds received by the Company in connection with the services of Ms. Fuentes. The Company paid Ms. Fuentes $37,500 in September 2000, $30,000 in December 2000 and the remaining $7,500 is included in license fee payable.

          On December 29, 2000, the Company entered into a three year license agreement with Michael Jordon that provides the Company an exclusive, worldwide license to use, distribute, display and transmit Michael Jordon's full name, image, likeness, and endorsement in connection with the proposed manufacture, advertisement, distribution and sale of certain approved Palm Products. Jordon is to receive a royalty equal to 12% of the proceeds from the Palm sales. The Company must pay Jordon an annual minimum royalty of $1,250,000. The Company paid Mr. Jordon $500,000 in December 2000 and the remaining $750,000 is included in license fee payable.

NOTE 5 -  SHORT-TERM LOANS PAYABLE:

          In July and August 1997, the Company received $56,250 through the issuance of 8% promissory notes and common stock purchase warrants to acquire Company stock. The 45,000 warrants issued, which expire in July 2001, entitle the holders to purchase 45,000 shares of common stock at an exercise price of $3.00 per share, the deemed fair value of the warrants at the time of issuance. The notes and accrued interest are payable one year from the date of issuance or the closing of an equity funding of the Company of a minimum of $500,000, whichever is sooner. In 1999, one of the note holders converted $25,000 of principal and $5,500 of accrued interest into 6,100 shares of the Company's common stock. The remainder of the notes ($31,250) continues to be outstanding notwithstanding the fact that payments owed by the Company thereunder are now past due. Interest accrued as of December 31, 2000 and 1999, aggregated $6,000 and $3,500, respectively.

          In December 1997, the Company issued unsecured 8% promissory notes aggregating $65,000 originally due six months from date of issuance. In 1998, the Company issued additional 8% unsecured promissory notes aggregating $97,500. In March 1998, these note holders agreed to convert these notes (aggregating $162,500) into 162,500 shares of the Company's common stock. In August 1998, the Company determined that the fair value of its shares in March 1998 was $3.00. Accordingly, the Company requested, and these shareholders agreed to the return of 108,334 shares of common stock in exchange for warrants to purchase an aggregate of 108,334 shares of common stock, at a price of $4.00 per share, the deemed fair value in August 1998.

          In March 1999, the Company completed the sale of 5.5 units, each unit consisting of a $50,000 promissory note, bearing interest at an annual rate of 10%, and warrants to purchase 10,000 shares of common stock at $7.50 per share. During the fourth quarter of 1999, these promissory notes were converted to 2,750 shares of Series A preferred stock. As of December 31, 2000, $20,625 of accrued interest related to these promissory notes is unpaid.

          In July and August of 1999, the Company's subsidiary, Fragrance issued 10% promissory notes aggregating $160,000. The notes are due the earlier of one year or the completion of an initial public offering of Fragrance common stock. In addition, Fragrance issued to the note holders an aggregate of 96,000 two-year stock purchase warrants to purchase Fragrance common stock at $3.50 per share. As of December 31, 2000, these notes are still outstanding. The principal amount of $160,000 plus accrued interest of $22,667 is in default at December 31, 2000.

NOTE 6 -  LOANS PAYABLE - OFFICER:

          In April 1998, the Company's Chairman, President and Chief Executive Officer, provided the Company with a revolving credit line with a maximum of $500,000 available. In September 1998, the Board of Directors of the Company authorized an increase in this line to $610,000 and in November and December 1998, further increases to $1,000,000, were authorized. Loans drawn under this line bear interest at a rate of 9% per annum from the date they are made to the Company and are payable by May 2001, provided, however, that if the Company raises gross proceeds in an IPO of at least $1,500,000, the entire outstanding amount and accrued interest will be repaid from the proceeds of the IPO. During 1999, $45,000 of the outstanding balance was converted to 450 shares of Series A preferred stock. In January 2000 the Company borrowed an additional $4,000 on this line of credit and repaid $26,000. In February 2000, the principal and accrued interest of $432,844 and $65,908, respectively, were converted into an aggregate of 110,000 shares of the Company's common stock valued at $4.53 per share.

NOTE 7 -  PROMISSORY NOTE:

          On November 22, 2000 the Company issued a promissory note to an investor in the amount of $1,000,000. The note bears interest at 9.25% and was due on April 1, 2001. The holder of the note has the option of converting the note to a royalty participation certificate or converting into shares of the Company's common stock at a 20% discount. The note holder intends to convert this promissory note into a royalty participation certificate and is currently negotiating terms with the Company. In addition, the holder of the note was issued a two-year warrants to purchase 100,000 shares of the Company's common stock at $3.00 per share. The Company has taken a charge to earnings of $138,000 that represents the fair value of the warrants issued in connection with the promissory note. The Company used the Black Scholes model to estimate the fair value of the warrants. If the note is converted into common stock, the Company will take a charge at that time for the 20% discount.

NOTE 8 -  SHAREHOLDERS' EQUITY:

          The Company's authorized capital consists of 1,000,000 shares of preferred stock, $.01 par value and 10,000,000 shares of common stock, $.001 par value.

          In June 1997, the Company issued 2,957,348 shares of common stock in exchange for one-year promissory notes aggregating $2,957, bearing interest at an annual rate of 6%. These notes (and accrued interest) were repaid in June 1998.

          In addition, in June 1997, the Company also issued 10,000 shares of common stock in exchange for legal services rendered aggregating $1,000.

          In March 1998, the Company issued (i) 54,166 shares of common stock in connection with the conversion of $162,500 of notes payable into common stock (see Note 5) (ii) issued 16,666 shares of common stock in lieu of payment of $50,000 of compensation accrued to an officer as of December 31, 1997 and (iii) 1,000 shares of common stock in lieu of payment of legal fees aggregating $3,000. These shares were deemed to have a fair value of $3.00 per share at the time of issuance. In July 1998, the Company issued 2,500 shares of common stock in lieu of payment of legal fees of $10,000.

          During 1998, the Company issued an aggregate of 269,682 shares of common stock to Ms. Schiffer (see Note 4), in connection with the license agreement entered into. These restricted shares have been valued at $4.00 per share, the deemed fair value at the time of issuance.

          On September 18, 1998, the Securities and Exchange Commission declared effective the Company's registration statement concerning an initial public offering ("IPO") of 400,000 shares of common stock. On October 22, 1998, the Company extended the expiration date of the initial public offering to January 31, 1999. During the three-month period ended December 31, 1998, the Company consummated the sale of 66,900 shares of common stock, realizing net proceeds of $238,103. In February 1999, the Company consummated the sale of an additional 62,000 shares of common stock for net proceeds of $88,431.

          During the second quarter of 1999, the Company completed the sale of 2,400 shares of Class A Preferred Stock in a private offering of such securities, generating net proceeds of $216,000. The purchasers of these securities also received two-year warrants to purchase 5,000 shares of common stock for every $25,000 of Preferred Stock purchased at an exercise price of $7.50. The preferred shares accumulate dividends at the rate of $10 per share per annum and are convertible to common shares at the option of the holders. Undeclared, cumulative dividends on preferred stock aggregated $30,333 at December 31, 1999.

          In September 1999, an individual exercised 10,000 warrants for aggregate proceeds to the Company of $30,000 and note holder converted $25,000 of principal and $5,500 of accrued interest into 6,100 shares of the Company's common stock.

          In October and November 1999, the Company issued 190,000 shares of common stock for professional services valued at $637,500. The value was determined using the market value of the Company's stock at the date of issuance.

          In October 1999 the Company issued warrants to purchase 200,000 shares of common stock for professional services valued at $200,000 and options to purchase 25,000 shares of common stock for legal fees valued at $25,000.

          In October and November 1999 the Company issued 402,500 shares of its common stock is a series of private placement offerings for aggregate proceeds of $737,500.

          In February 2000, the Company converted $432,844 of the loans payable to officer and $65,908 of interest payable to officer in exchange for 110,000 shares of common stock.

          In April 2000 and November 2000, the Company issued 2,500 and 7,000 shares of common stock for professional services valued at $17,500 and $16,625, respectively. The value was determined using the market value of the Company's stock at the date of issuance.

          In April 2000, July 2000 and October 2000, the Company issued 22,500, 34,100 and 5,000 shares of common stock for license fees valued at $168,125, $137,500 and $19,375, respectively. The value was determined using the market value of the Company's stock at the date of issuance.

          In February 2000, May 2000 and October 2000, the Company converted 1,650, 1,350 and 250 shares of Series A preferred stock into 33,000, 27,000 and 5,000 shares of common stock, respectively.

          In February 2000 and September 2000 Company issued 186,000 and 150,000 shares of its common stock in connection with private placement offerings for net proceeds of $838,970 and $455,000, respectively.

          In addition, in April 2000 and July 2000, the Company sold a total of 410,000 shares or approximately 17% of the common stock of its subsidiary, Fragrance for net proceeds of $975,000. Fragrance, on a stand-alone basis, had a shareholders' deficit. As a result, the Company's investment in Fragrance had a negative carrying value. The increase in capitalization of Fragrance resulting from the sale of 410,000 shares of common stock to outside investors benefited the Company in that it reduced the negative carrying value of the Company's investment in Fragrance. Accordingly, the Company has accounted for the change in its proportionate share of Fragrance's equity resulting from the issuance of stock to outside investors as an increase in shareholders' equity in the consolidated financial statements.

NOTE 9 -  STOCK OPTIONS:

          In March 1998, the Company adopted the 1998 Stock Option Plan (the
          Plan), which provides for the grant of options to purchase up to 500,000 shares of the Company's common stock. Under this Plan incentive stock options may be granted to employees and non-statutory stock options may be granted to employees and non-employees.

          In March 1998, the Company granted options to purchase 106,000 shares of common stock under this Plan. These options are exercisable at $3.00, the market value at the date of grant, per share and expire ten years from the date of grant.

          In October 1999, the Company granted options to purchase 250,000 shares of common stock under the Plan to its Chief Executive Officer. These options are exercisable at $4.50 (the market value at the date of grant) per share and expire ten years from the date of grant. The Company also granted options to purchase 125,000 shares of common stock under the Plan to its Chief Operating Officer. These options are exercisable at $3.00 (the market value at the date of grant) per share and expire ten years from the date of grant.

          In October 1999, the Company also granted options to purchase 25,000 shares of common stock as consideration for legal fees valued at $25,000. These options are exercisable at $4.50 (the market value at the date of grant) per share and expire ten years from the date of grant. The options vest immediately.

          The compensation cost resulting from the effect of applying SFAS 123 to the above described option grant is not disclosed since the amount is considered immaterial.

          At December 31, 1999, there were 441,534 and 506,000 warrants and options outstanding, respectively. During the year ended December 31, 2000 the Company issued 100,000 and 0, warrants and options, respectively.

          At December 31, 2000 the total warrants and options outstanding was 551,534 and 506,000 with a weighted average exercise price of $4.00 and $3.82, respectively. At December 31, 2000, 551,534 and 506,000 of the warrants and options, respectively, were exercisable. The weighted average remaining contractual life of warrants and options at December 31, 2000 was 1.41 and 7.80 years, respectively. . NOTE 10 - INCOME TAXES

          No provision for Federal and state income taxes has been recorded since the Company has incurred losses for the period from inception through December 31, 2000. Deferred tax assets at December 31, 2000 and 1999 consist primarily of the tax effect of a net operating loss carry forwards which amount to approximately $3,075,000 and $1,495,000, respectively. The Company has provided a 100% valuation allowance on the deferred tax assets at December 31, 2000 and 1999 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

NOTE 11 - COMMITMENTS AND CONTINGENCIES:

     (a)  Operating Leases:

          During 1997, the Company utilized office space provided by its majority shareholder pursuant to a month-to-month lease at a monthly rental of $400. In 1998, the Company began renting new space under a month-to-month lease at a monthly rental of $690 which increased to $1,500 per month, effective March 1999. Rent expense for the year ended December 31, 2000 and 1999 aggregated $32,444 and $17,470, respectively.

          Effective April 1, 2000, the Company entered into a three-year lease for office space. Annual lease commitments for the next four years and in the aggregate are:

                    2001                                 $   27,483
                    2002                                     28,498
                    2003                                      7,188
                                                         ----------
                                                         $   63,169
                                                         ==========

     (b)  Consulting Agreements:

          In March 1998, the Company entered into a consulting agreement with its editorial director which expired on June 30, 1999, subject to automatic annual renewals. The Company (i) agreed to pay this individual a monthly fee of $4,166 and (ii) granted options to purchase up to 50,000 shares of the Company's common stock at an exercise price of $3.00 per share. This agreement was terminated in 1999, and the options were cancelled.

          The Company agreed to pay a monthly fee of $3,500 to a public relations firm to assist in the launch of its web sites. This agreement for an eight-month period effective May 1, 1998 has expired.

     (c)  Employment Agreements:

          The Chairman/President of the Company is entitled to receive an annual base salary of $100,000 from the Company. At December 31, 1997, the Company accrued $50,000 in compensation payable to this individual and payment was accomplished in 1998, through the issuance of shares of common stock. In 1999, the Company paid this individual $45,000 and issued warrants to purchase 250,000 shares of common stock. In 2000, 1999 and 1998, this individual waived all rights to receive accrued salaries payable to him in the amounts of $100,000, $55,000 and $66,000, respectively, and, accordingly, such amount has been presented as a contribution to the Company's additional paid-in capital.

     (d)  Other Agreements:

          In the normal course of operations, and in accordance with industry customs, the Company trades its advertising services with those of some of its suppliers. These transactions are recorded at fair value when the services are received. No such transactions were recorded in 2000 or 1999.

          The Company has also entered into various agreements pursuant to which it provides hyperlinks to other web sites for the purchase of certain items. In exchange, the Company will receive a percentage of any revenues derived from sales to those customers using these hyperlinks. No such transactions were recorded in 2000 or 1999.

          In March 2000, the Company entered into an agreement with a company controlled by Downtown Julie Brown to give the Company her services for weekly radio shows to air on weekends. The Company is obligated to pay her $100,000 annually for one year plus give her 10,000 shares of common stock. The Company issued Ms. Brown 10,000 shares in

          2000 valued at $65,000, the market value of the Company's stock at the date of issuance. The Company has also paid Ms. Brown $8,333 per month since April 2000. The Company has elected not to renew its agreement with Ms. Brown.

          In connection with a website license agreement with pop music artist Mandy Moore, if the common stock issued in connection with the agreement has not been sold as of the first anniversary and the value of such common stock at the first anniversary is less than $110,000, then the Company is required to issue additional common stock such that the total value of all common stock held by Ms. Moore and Ms. Moore's agent is not less than $110,000.

     (e)  Legal Proceedings:

          On December 8, 1998, attorneys for Tyra Banks and Bankable, Inc., an entity controlled by Ms. Banks, made a Demand for Arbitration against the Company under the Commercial Arbitration Rules of the American Arbitration Association. Ms. Banks' attorneys alleged that the Company failed to make timely payments of money due upon the execution of the Website License Agreement and Calendar Agreement between Ms. Banks and the Company ("Agreements"), and refused to return photographs, pictures, prints, negatives and images of Ms. Banks. Ms. Banks sought damages under the Calendar Agreement in the amount of $161,333, damages under the Website Agreement of $370,000 and legal fees. On January 15, 1999, the Company, through its attorneys, filed an Answer and Counterclaim to Ms. Banks' Demand for Arbitration. The Company raised several defenses to Ms. Banks' claims and claimed a breach by Ms. Banks and Bankable, Inc. of the Website Agreement. The Company sought the amount of $264,000 in damages related to the Agreements. A preliminary administrative conference was held on January 19, 1999, and a hearing was held in October 1999 and the Company filed briefs on March 6, 2000 in response. In June, 2000 the arbitrator awarded Ms. Banks $128,000, plus interest on this amount at 12% from April 1, 1998. In addition, the Company is to pay the arbitrator fee and the administrative expenses of the arbitrator. The arbitrator reaffirmed the award in August, 2000. The Company has accrued $187,053 related to this judgment in the accompanying financial statements.

NOTE 12 - RELATED PARTY TRANSACTIONS:

          During the year ended December 31, 2000, the Company paid $62,500 to a firm that the Company's Chief Operating Officer is an owner. The payments were for investor relations and assistance with raising debt and equity capital.

NOTE 13 - SUBSEQUENT EVENT (Unaudited):

          In February 2001, the Company entered into a two year license agreement with Christina Aguilera that provides the Company an exclusive, royalty-free, worldwide license to use, distribute, display and transmit Christina Aguilera's full name, image, likeness, and endorsement in connection with the proposed manufacture, advertisement, distribution and sale of certain hand-held computers. Aguilera is to receive a royalty equal to 12% of the proceeds from the hand-held computers. The Company must pay Aguilera an annual minimum royalty of $100,000. In addition, the Company has also agreed to issue $50,000 worth of the Company's common stock to Ms. Aguilera.

                        PTN MEDIA, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                   (unaudited)

                                     ASSETS
CURRENT ASSETS:
     Cash                                                           $    23,661
     Receivables                                                         47,536
     Inventory                                                            6,384
     Advance to officers                                                 50,000
     Prepaid expenses                                                    22,000
                                                                    -----------
TOTAL CURRENT ASSETS                                                    149,581

FIXED ASSETS, NET                                                        21,120
OTHER ASSETS                                                              2,226
                                                                    -----------
TOTAL ASSETS                                                        $   172,927
                                                                    ===========

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                          $   222,221
     License fees payable                                               825,000
     Short-term loans payable                                           191,250
     Promissory note                                                  1,000,000
     Demand note - officer                                              100,000
                                                                    -----------
TOTAL CURRENT LIABILITIES                                             2,338,471
                                                                    -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT
     Preferred stock, par value $0.01; 1,000,000 shares
       authorized; 2,350 shares issued and outstanding                       24
     Common stock, par value $0.001; 10,000,000 shares
       authorized; 4,657,962 shares issued and outstanding                4,658
     Additional paid-in capital                                       7,369,446
     Accumulated deficit                                             (9,539,672)
                                                                    -----------
TOTAL SHAREHOLDERS' DEFICIT                                          (2,165,544)
                                                                    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                         $   172,927
                                                                    ===========

                 See accompanying notes to financial statements.

                        PTN MEDIA, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                            For the Three
                                                            Months Ended
                                                             March 31,
                                                   -----------------------------
                                                       2001             2000
                                                   -----------      ------------

REVENUES                                           $   177,509      $     2,841
                                                   -----------      -----------

EXPENSES:
      Cost of revenue                                  354,846           10,000
      Product development                               21,843          157,300
      General and administrative                       112,674          253,171
                                                   -----------      -----------
TOTAL EXPENSES                                         489,363          420,471
                                                   -----------      -----------

LOSS FROM OPERATONS                                   (311,854)        (417,630)
                                                   -----------      -----------

OTHER EXPENSES:
      Interest expense                                 (40,298)          (7,684)
                                                   -----------      -----------
TOTAL OTHER EXPENSES                                   (40,298)          (7,684)
                                                   -----------      -----------

NET LOSS                                           $  (352,152)     $  (425,314)
                                                   ===========      ===========

BASIC AND DILUTED LOSS PER
COMMON SHARE                                       $     (0.08)     $     (0.10)
                                                   ===========      ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                          4,637,129        4,214,807
                                                   ===========      ===========
















                 See accompanying notes to financial statements.

                        PTN MEDIA, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                             For the Three
                                                             Months Ended
                                                               March 31,
                                                        ------------------------
                                                           2001         2000
                                                        ---------     ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                              $(352,152)    $(425,314)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation                                          3,464         2,490
      Issuance of shares for license fees                  50,000          --
  Changes in operating assets and liabilities:
    Accounts receivable                                   (47,536)         --
    Inventory                                              (6,384)         --
    Prepaid expenses                                       90,015       142,188
    Accounts payable and accrued expenses                  (9,882)       (9,533)
    License fees payable                                 (257,500)         --
                                                        ---------     ---------

NET CASH USED IN OPERATING ACTIVITIES                    (529,975)     (290,169)
                                                        ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances to officers                                    (50,000)         --
  Security and other deposits paid                           --         (27,226)
                                                        ---------     ---------

NET CASH USED IN INVESTING ACTIVITIES                     (50,000)      (27,226)
                                                        ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Loans received from (paid to) officer                   100,000       (26,000)
  Proceeds from private placement offerings, net             --         708,970
                                                        ---------     ---------

NET CASH PROVIDED BY FINANCING ACTIVITIES                 100,000       682,970
                                                        ---------     ---------

INCREASE (DECREASE) IN CASH                              (479,975)      365,575

CASH, BEGINNING OF PERIOD                                 503,636        46,539
                                                        ---------     ---------

CASH, END OF PERIOD                                     $  23,661     $ 412,114
                                                        =========     =========




                 See accompanying notes to financial statements.

                        PTN MEDIA, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - DESCRIPTION OF COMPANY AND GOING CONCERN UNCERTAINTY:

         PTN Media, Inc., (the "Company"), was incorporated in Delaware on January 13, 1998 and is the successor to Interactive Entertainment Studio, Inc. (IES). IES was incorporated in the State of Nevada on May 27, 1997 and was merged into the Company in March 1998 for the sole purpose of changing the domicile of the Company to Delaware. This merger was retroactively reflected in the December 31, 1997 financial statements. The Company was in the development stage in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7 since its inception to December 31, 2000 and had accumulated a deficit while in the development stage of $9,187,520. Effective January 1, 2001, the Company was no longer considered to be in the development stage as it began selling its Claudia Schiffer edition of the Palm.

         The Company is an interactive content provider focusing on providing leading branded content for well-defined target audiences using a combination of new and traditional media. The Company provides this content on its interactive web sites in the form of articles and photographs pertaining to fashion, beauty, style and entertainment. These web sites, utilizing celebrity models as hosts, will provide an avenue for users to share general tips and advice relating to the subjects covered.

         In July 1999, the Company formed, Fragrancedirect.com, Inc. ("Fragrance"), a majority owned subsidiary. Through this entity, the Company sells fragrance products over the Internet. In February 2001, the Company formed a new wholly owned subsidiary, PTN Wireless, Inc.

         The Company, since its inception, has incurred net losses of, $9,539,672 and at March 31, 2001 current liabilities exceeded current assets by $2,188,890. In addition, the Company is delinquent in certain payments due for license fees and short-term financing. The Company has relied on debt and equity financing to fund its operating activities. The Company may be unable to continue in existence unless it is able to arrange additional financing and achieve profitable operations. Management plans to raise additional capital and expects to generate cash from the sale of products in 2001.

         The financial statements do not include any adjustments relating to the recoverability of assets that might be necessary in the event the Company cannot continue in existence.

         The accounting policies followed by the Company are set forth in Note 2 to the Company's financial statements included in its annual report on Form 10-KSB for the year ended December 31, 2000 and which is incorporated herein by reference. Specific reference is made to this report for a description of the Company's securities and the notes to the financial statements included therein.

         In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements of PTN Media, Inc. and subsidiaries contain all adjustments necessary to present fairly the Company's financial position as of March 31, 2001 and the results of its operations for the three month periods ended March 31, 2001 and 2000 and its cash flows for the three month periods ended March 31, 2001 and 2000.

         The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

NOTE 2 - COMMON STOCK:

         In March 2001, the Company issued 25,000 shares of common stock for license fees valued at $50,000. The value was determined using the market value of the Company's stock at the date the agreement was signed.

NOTE 3 - DEMAND NOTE - OFFICER AND ADVANCE TO OFFICERS:

         In February 2001, the Company's chief executive officer loaned the Company $100,000 to pay the license fee to Christina Aguilera. The loan is payable on demand and accrues interest at 12%.

         The Company also advanced $50,000 to a company that the Company's officers have an ownership interest. The advance is non-interest bearing.

                        PTN MEDIA, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, continued
                                   (Unaudited)

NOTE 4 - PROMISSORY NOTE:

         On November 22, 2000 the Company issued a promissory note to an investor in the amount of $1,000,000. The note bears interest at 9.25% and was due on April 1, 2001. The holder of the note has the option of converting the note to a royalty participation certificate or converting into shares of the Company's common stock at a 20% discount. The note holder intends to convert this promissory note into a royalty participation certificate and is currently negotiating terms with the Company.

NOTE 5 - EARNINGS (LOSS) PER SHARE:

         Earnings (loss) per share has been computed on the basis of the weighted average number of common shares outstanding during each period presented according to the standards of SFAS No.128 "Earnings Per Share" ("SFAS 128").

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

OSPECTUS SUMMARY................................................        3
THE OFFERING....................................................        4
SUMMARY FINANCIAL DATA..........................................        6
RISK FACTORS....................................................        7
FORWARD LOOKING STATEMENTS......................................        10
USE OF PROCEEDS.................................................        10
DIVIDEND POLICY.................................................        11
PRICE RANGE OF COMMON STOCK.....................................        11
SELLING STOCKHOLDERS............................................
MANAGEMENT'S DISCUSSION AND
    ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS...................................        13
OUR BUSINESS....................................................        17
MANAGEMENT......................................................        23
PTN MEDIA, INC.
    STOCK OPTION PLANS..........................................        26
CERTAIN TRANSACTIONS............................................        28
PRINCIPAL STOCKHOLDERS..........................................        28
DESCRIPTION OF CAPITAL STOCK....................................        29
SHARES ELIGIBLE FOR FUTURE SALE.................................        33
LEGAL MATTERS...................................................        36
EXPERTS.........................................................        36
WHERE YOU CAN GET MORE
   INFORMATION..................................................        37
INDEX TO FINANCIAL STATEMENTS...................................        38

                                 PTN MEDIA, INC.

                        1,748,199 Shares of Common Stock


                                   PROSPECTUS
                                   ----------

                                 August 2, 2001

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Amended and Restated certificate of incorporation and by-laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the GCL, the certificate of incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7) of the GCL.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses (other than underwriting discounts, consulting fees and the underwriters 3% non-accountable expense allowance) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC filing fee all expenses have been estimated and are subject to future contingencies.

SEC registration fee                                    $      877.10
Legal fees and expenses                                 $   25,000.00
Printing and engraving expenses                         $    5,000.00
Accounting fees and expenses                            $    2,500.00
Miscellaneous                                           $      622.90
                                                        -------------
                      Total                             $   34,000.00
                                                        =============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Since August 1999, the Registrant has sold the following securities without registration under the Securities Act:

(1) In October 1999, the Registrant sold an aggregate of 120,000 shares of 1ommon stock to four unaffiliated persons for an aggregate consideration of $120,000.

(2) In October 1999, the Registrant sold an aggregate of 260,000 shares of common stock to two unaffiliated persons for an aggregate consideration of $520,000.

(3) In November 1999, the Registrant sold an aggregate of 25,000 shares of common stock to one unaffiliated entity for $100,000.

(4) In December 1999, the Registrant sold 1,000 shares of common stock to an unaffiliated person.

(5) In January 2000, the Registrant issued 110,000 shares of common stock to Peter Klamka, the Registrant's Chief Executive Officer, in satisfaction of loans made by Mr. Klamka to the Registrant totaling $548,500.

(6) In May 2001, the Registrant sold 1,159,200 shares of common stock to 32 unaffiliated persons for an aggregate consideration of $1,159,200.

     The issuances described in Item 15 above were made in reliance upon the exception from the registration requirements of the Securities Act provided by
Section 4(6) of the Securities Act for transactions by an issuer not involving a public offering and Regulation D promulgated thereunder. The recipients of the securities in each of the above transactions represented their intentions to acquire the securities for investment only and not with a view to or a sale in connection with any distribution thereof. No underwriter of underwriting discount or commission was involved in the issuances.




ITEM 27.  EXHIBITS

The following Exhibits are filed herewith and made a part hereof.

3.1      Certificate of Incorporation of PTN Media, Inc. dated as of January 13, 1998 (1)
3.2      By-Laws of PTN Media, Inc. (1)
5.1      Opinion of Lehman & Eilen LLP (2)
10.1     PTN Media, Inc. 1998 Stock Option Plan (1)
10.2     PTN Media, Inc. 1999 Consultant Stock Plan (3)
10.3     PTN Media, Inc. Year 2000 Stock Option Plan (4)
10.4     Host Agreement dated March 1, 2000, between PTN Media, Inc. and Dafu Production, Inc. (5)
10.5     Host Agreement dated March 29, 2000, between PTN Media, Inc. and Chely Wright (5)
10.6     Website License Agreement between PTN Media, Inc. and Chely Wright (5)
10.7     Website License Agreement between PTN Media, Inc. and Double M Holding, Inc. (5)
10.8     General Agreement dated July 28, 2000 between PTN Media, Inc. and NeoHand, Inc. (5)
10.9     Partnering Agreement dated October 27, 2000, between PTN Media, Inc. and TWEC.com, LLC (5)
10.10    Palm, Inc. OEM Partner Agreement dated October 5, 2000, between PTN Media, Inc. and Palm, Inc. (5)
10.11    Funding Agreement dated August 24, 2000 between PTN Media, Inc. and American Nortel Communications, Inc. (5)
10.12    Merchant and Partner Network Agreement dated May 8, 2000, between PTN Media, Inc. and Dynamic Trade, Inc. (5)
10.13    License Agreement dated January 4, 2001 between PTN Media, Inc. and Michael Jordan (6)
16.1     Letter regarding change in certifying accountant of Lazer, Levine & Felix, LLP, August 14, 2000
23.1     Consent of Stonefield Josephson, Inc. (2)
23.2     Consent of Lazar Levine & Felix LLP (2)
23.3     Consent of Lehman & Eilen LLP (included in Exhibit 5.1)
24.1     Power of Attorney (included in Part II of Registration Statement)

-------------------------------------------------------------------------------------------------------------------------------

(1)      Incorporated by reference to PTN Media, Inc.'s Registration Statement on Form SB-2 (No. 333-51933) declared effective on September 18, 1998.
(2)      Filed herewith.
(3)      Incorporated by reference to PTN Media, Inc.'s Registration Statement on Form S-8 filed on June 16, 1999.
(4)      Incorporated by reference to PTN Media, Inc.'s Definitive Proxy Statement filed on July 24, 2000.
(5)      Incorporated by reference to PTN Media, Inc.'s Registration Statement on Form S-3 filed on December 11, 2000.
(6)      Incorporated by reference to PTN Media, Inc.'s Form 8-K filed January 9, 2001.

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                                      II-3


ITEM 28.  UNDERTAKINGS.

(1)   The undersigned Registrant hereby undertakes that it will:

(a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

(2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)   The undersigned Registrant hereby undertakes that it will:

(a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, whereunto duly authorized, in the City of Ann Arbor, State of Michigan on the 1st day of August, 2001.

                                                      PTN MEDIA, INC.

                                               By: /s/ Peter Klamka
                                                   -----------------------------
                                                       Peter Klamka
                                                       Chairman of the Board and
                                                       Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter Klamka his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                      TITLE                                  DATE
                                               -----                                  ----

/s/ Peter Klamka              Chairman of the Board, President,                   August 1, 2001
------------------            Chief Executive Officer, Treasurer and
Peter Klamka                  Secretary (Principal Executive Officer)
                              (Principal Financial Officer and
                              Principal Accounting Officer)

/s/Chris Giordano             Chief Operating Officer                             August 1, 2001
Chris Giordano

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                                      II-5